Exhibit 10.1

N o t a r i a l         D e e d

Roll of Deeds No. H 1050/2021

Negotiated at Düsseldorf, this 10 May 2021

Before me, the undersigned Notary

Dr. Armin Hauschild

duly admitted and sworn in with official residence at Blumenstraße 28, 40212 Düsseldorf,

appeared today at the premises of Glade Michel Wirtz, Kasernenstraße 69 - 40213 Düsseldorf where I had presented myself upon request of the parties:

1.             for and on behalf of
Cohu Semiconductor Test GmbH, a limited liability company under German law (GmbH) with registered office at Geigelsteinstraße 6, 83059 Kolbermoor and registered with the commercial register of the local court (Amtsgericht) of Traunstein under HRB 19231

-               Mr. Janis Rentrop,
born 5 September 1989,

with business address Augustinerstraße 10, 50667 Köln,

identified by his identity card

as attorney-in-fact,

2.             for and on behalf of
Credence International Ltd. (BVI), a company incorporated under the laws of the British Virgin Islands whose registered office is at Jayla Place, Wickham’s Cay, PO Box 3190, Road Town, Tortola VG1110 BVI,

-               Mr. Janis Rentrop,

afore-mentioned

as attorney-in-fact,

3.             for and on behalf of
Xcerra Corporation, a corporation incorporated under the laws of the Commonwealth of Massachusetts, USA, with its registered office at 825 University Avenue, Norwood, MA 02062, registered with the Secretary of the Commonwealth of Massachusetts under identification number 042594045

-               Mr. Janis Rentrop,

afore-mentioned

as attorney-in-fact,

4.             for and on behalf of
Everett Charles Tech, Inc., a corporation incorporated under the laws of the Commonwealth of Massachusetts, USA, with its registered office at 825 University Avenue, Norwood, MA 02062, registered with the Secretary of the Commonwealth of Massachusetts under identification number 461097446

-               Mr. Janis Rentrop,

afore-mentioned

as attorney-in-fact,

5.             for and on behalf of
KOGNITEC Vertrieb & Service GmbH, a limited liability company under German law (GmbH) with registered office at Wächterhofstr. 5, 85635 Höhenkirchen-Siebertsbrunn and registered with the commercial register of the local court (Amtsgericht) of München under HRB 203153

-               Mr. Clemens Jargon,
born 26.05.1965

with business address Biberger Str. 93, 82008 Unterhaching,

identified by his passport

as managing director,

6.             for and on behalf of

Mycronic AB, a company incorporated in Sweden with registered number 556351-2374 and whose registered office is at Nytorpsvägen 9, Box 3141, 183 03 Täby, Sweden,

-               Mr. Clemens Jargon,

afore-mentioned

as attorney-in-fact,

7.             for and on behalf of

Mycronic, Inc., a company incorporated under the laws of the Commonwealth of Massachusetts, USA, with registered number 04-3219080 and whose registered office is at 554 Clark Road, Tewksbury, MA 01876, USA

-               Mr. Clemens Jargon,

afore-mentioned

as attorney-in-fact,

8.             for and on behalf of

Cohu, Inc., a corporation, incorporated under the laws of the State Delaware, USA, with its registered office at 12367 Crosthwaite Circle, Poway, CA 92064

-               Mr. Janis Rentrop,

afore-mentioned

as attorney-in-fact,

The persons appearing and the parties (“Beteiligte”) agree to the storage, processing and disclosure of their respective data by the acting notary and also to the communication in connection with this document including the transfer of this document via e-mail (also unencrypted).

After declaring that the parties to this deed are acting on their own economic behalf, the persons appearing - acting as aforesaid - requested the notarization of the following declarations:

DATED 10 May	2021

SHARE AND ASSET PURCHASE AGREEMENT

relating to the sale and purchase
of all shares in

ATG LUTHER & MAELZER GMBH

and the sale and purchase
of all shares in

TEST SOLUTIONS (SUZHOU) CO. LTD

and the sale and purchase of certain Intellectual Property held by

XCERRA CORPORATION

and the sale and purchase of certain inventory held by

EVERETT CHARLES TECH, INC.

CONTENTS

1.	DEFINITIONS	7

2.	SALE AND PURCHASE OF SHARES; SALE AND PURCHASE AND TRANSFER OF SOLD ASSETS	7

3.	CONSIDERATION; PAYMENTS	11

4.	PURCHASE PRICE ADJUSTMENT	13

5.	PRE-CLOSING MATTERS	15

6.	TERMINATION OF PLTA	18

7.	RELEASE OF GUARANTEES; INDEMNIFICATION	19

8.	CLOSING CONDITIONS; TERMINATION	19

9.	CLOSING	20

10.	SELLERS’ GUARANTEES	22

11.	ASSET SELLERS’ GUARANTEES	40

12.	REMEDIES; LIMITATIONS	42

13.	TAXES	48

14.	PURCHASER GUARANTEES	56

15.	POST-CLOSING UNDERTAKINGS	57

16.	GUARANTEE AND INDEMNITY	59

17.	GUARANTEE AND INDEMNITY OF SELLERS’ GUARANTOR	59

18.	ACCESS TO BOOKS AND RECORDS	60

19.	CONFIDENTIALITY AND PRESS RELEASES; COOPERATION	61

20.	NOTICES	62

21.	LIABILITY AND INDIVIDUAL DEBTORS OF SELLERS, ASSET SELLERS AND PURCHASERS	64

22.	COSTS	64

23.	GOVERNING LAW; ARBITRATION	65

24.	FINAL PROVISIONS	66

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 10 May 2021

BETWEEN:

(1)

Cohu Semiconductor Test GmbH, a limited liability company under German law (GmbH) with registered office at Geigelsteinstraße 6, 83059 Kolbermoor and registered with the commercial register of the local court (Amtsgericht) of Traunstein under HRB 19231

– “Cohu Semi” –

(2)

Credence International Ltd. (BVI), a company incorporated under the laws of the British Virgin Islands whose registered office is at Jayla Place, Wickham’s Cay, PO Box 3190, Road Town, Tortola VG1110 BVI

– “Credence” –

(3)

Xcerra Corporation, a corporation incorporated under the laws of the Commonwealth of Massachusetts, USA, with its registered office at 825 University Avenue, Norwood, MA 02062, registered with the Secretary of the Commonwealth of Massachusetts under identification number 042594045

– “Xcerra”–

(4)

Everett Charles Tech, Inc., a corporation incorporated under the laws of the Commonwealth of Massachusetts, USA, with its registered office at 825 University Avenue, Norwood, MA 02062, registered with the Secretary of the Commonwealth of Massachusetts under identification number 461097446

– “EC Tech”–

(5)

KOGNITEC Vertrieb & Service GmbH, a limited liability company under German law (GmbH) with registered office at Wächterhofstr. 5, 85635 Höhenkirchen-Siebertsbrunn and registered with the commercial register of the local court (Amtsgericht) of München under HRB 203153

– “Purchaser 1”–

(6)	Mycronic AB, a company incorporated in Sweden with registered number 556351-2374 and whose registered office is at Nytorpsvägen 9, Box 3141, 183 03 Täby, Sweden,

– “Purchaser 2”–

(7)

Mycronic, Inc., a company incorporated under the laws of the Commonwealth of Massachusetts, USA, with registered number 04-3219080 and whose registered office is at 554 Clark Road, Tewksbury, MA 01876, USA

– “Purchaser 3”–

(8)	Cohu, Inc., a corporation incorporated under the laws of the State of Delaware, USA, with its registered office at 12367 Crosthwaite Circle, Poway, CA 92064

– “Sellers' Guarantor”–

Cohu Semi and Credence are hereinafter each individually referred to as a “Seller” and jointly referred to as the “Sellers”. Xcerra and EC Tech are hereinafter each individually referred to as an “Asset Seller” and jointly referred to as the “Asset Sellers”. Purchaser 1, Purchaser 2, and Purchaser 3 are hereinafter each individually referred to as a “Purchaser” and jointly referred to as the “Purchasers”.

The Sellers, the Asset Sellers, the Purchasers, and the Sellers' Guarantor are each individually referred to as a “Party” and jointly referred to as the “Parties”.

RECITALS:

A

Cohu Semi is the sole shareholder of atg Luther & Maelzer GmbH, a limited liability company under German law (GmbH) with registered office at Zum Schlag 3, 97877 Wertheim and registered with the commercial register of the local court (Amtsgericht) of Mannheim under HRB 705702 (“ATG”). Cohu Semi and ATG have entered into a profit and loss transfer agreement (Gewinnabführungsvertrag) dated 15 June 2015 (the “PLTA“).

B

Credence is the sole shareholder of Test Solutions (Suzhou) Co., Ltd., a limited liability company under the laws of the People’s Republic of China (the “PRC”) with headquarters at Phase 3C Unit S, No.104, Su Mu Road, Industrial Park, Suzhou (“TSL”; ATG and TSL are hereinafter jointly referred to as the “Target Companies”).

C	ATG is shareholder of the following direct subsidiaries:

(i)

atg Luther & Maelzer Asia Ltd., a limited liability company under the laws of Republic of China (Taiwan) with headquarters at No.12, Ln. 120, Zhongxing Rd., Luzhu Dist., Taoyuan City, Taiwan  (“ATG Taiwan”); ATG holds all shares in ATG Taiwan; and

(ii)

ETZ GmbH, a limited liability company under German law with its registered office at Triftstraße 31, 38723 Seesen, registered with the commercial register of the local court (Amtsgericht) of Braunschweig under HRB 111053 (“ETZ”); ATG holds share no. 1 with the nominal value of DM 76,900 (seventy-six thousand nine hundred Deutsche Mark), meaning approximately 15.38 % of the share capital in ETZ.

ATG Taiwan and ETZ are hereinafter jointly referred to as the “ATG Subsidiaries”. ATG Taiwan and the Target Companies are hereinafter jointly referred to as “Group Companies” and individually as a “Group Company”.

D

The Sellers are indirect subsidiaries of Sellers’ Guarantor. Sellers’ Guarantor and any of its affiliated companies within the meaning of sec. 15 et seq. of the German Stock Corporation Act (AktG) (“Affiliates”) including the Sellers and the Asset Sellers, but excluding, with effect from Closing, the Group Companies, are hereinafter referred to as the “Sellers’ Group” and each of these entities as a “Sellers’ Group Company”. “Purchaser Group” means each or any of (i) the Purchasers and any company which from time to time is an Affiliate of Purchaser 2, and (ii) with effect from Closing, each Group Company.

E

The Group Companies and the Asset Sellers are engaged in the business of developing, manufacturing and distributing bare printed circuit board electrical test equipment, specifically flying probe test systems and universal grid test systems and related services (such business, as conducted as of the date hereof by the Group Companies and the Asset Sellers, the “Business”).

F

Cohu Semi intends to dispose of, and Purchaser 1 intends to acquire, all shares in ATG, consisting of share no. 1 with a nominal value of EUR 25,000, share no. 2 with a nominal value of EUR 2,000,000 and share no. 3 with a nominal value of EUR 2,975,000, comprising the entire share capital of ATG in a total amount of EUR 5,000,000 (the “ATG Shares”). Credence intends to dispose of, and Purchaser 2 intends to acquire, all equity interests, comprising the entire share capital, in TSL (the “TSL Shares”; together with the ATG Shares jointly referred to as the “Shares”). Xcerra intends to assign the Intellectual Property Rights listed in Exhibit F.1, all and any Intellectual Property Rights assigned to Xcerra by ATG under the LTX Credence atg L&M GmbH Engineering Services Agreement-1 dated 1 December 2013, a copy of which is attached hereto as Exhibit F.2, as well as any Intellectual Property Rights owned by Xcerra but used exclusively in the Business (the “Sold IP”) and Purchaser 2 intends to acquire the Sold IP. EC Tech intends to dispose of certain inventory which is comprised of all inventories, finished goods, parts, raw materials, work in progress, packaging and supplies of the Business located in the U.S. and currently owned by EC Tech as at 30 April 2021 and set forth in Exhibit F.3, (“Sold Inventory”) and Purchaser 3 intends to acquire the Sold Inventory (altogether referred to as the “Transaction”).

NOW, THEREFORE, IT IS AGREED:

1.	DEFINITIONS

1.1

For the purpose of this Agreement, the defined terms used in this Agreement that are identified by capitalized first letters (Großschreibung) always have the meaning as set forth in Exhibit 1.1, it being understood that these definitions are applicable to the singular as well as the plural forms of such terms.

1.2

Wherever terms are defined in the Exhibits or Schedules to this Agreement in deviation from the terms as defined in clause 1.1, the definitions used in the Exhibits or Schedules shall, but only for the purposes of the interpretation and scope of the respective Exhibits or Schedules, prevail over the meaning of the terms as defined in Exhibit 1.1.

2.	SALE AND PURCHASE OF SHARES; SALE AND PURCHASE AND TRANSFER OF SOLD ASSETS

2.1	Sale of the Shares

2.1.1	Cohu Semi hereby sells (verkauft) the ATG Shares to Purchaser 1 under the terms and conditions of this Agreement. Purchaser 1 hereby accepts such sale.

2.1.2	Credence hereby sells (verkauft) the TSL Shares to Purchaser 2 under the terms and conditions of this Agreement. Purchaser 2 hereby accepts such sale.

2.2

Assignment of the Shares

Cohu Semi hereby assigns and transfers in rem (tritt mit dinglicher Wirkung ab) the ATG Shares to Purchaser 1 and Credence hereby assigns and transfers in rem (tritt mit dinglicher Wirkung ab) the TSL Shares to Purchaser 2. Purchaser 1 and 2 respectively hereby accept such assignments and transfers in rem. Any transfer of Shares shall be subject to (aufschiebend bedingt) the satisfaction or, where applicable, waiver of the Closing Conditions and payment of the Initial Purchase Price in accordance with the terms of this Agreement and become effective at 00:00 hrs on the day following the day on which the last of these conditions precedent has been satisfied or waived.

2.3

Ancillary Rights and Dividends

The sale and transfer of the Shares shall include any and all rights associated with, or otherwise pertaining to, the Shares (Nebenrechte) as at Closing, including, but not limited to, the right to any retained and any future profits pertaining to the Shares, with the exception of any profits of ATG generated under the PLTA prior to its termination to which Cohu Semi shall continue to be entitled in accordance with the provisions of clause 5.

2.4	Purchase and Sale of Assets; Assumption of Assumed Liabilities

2.4.1

On the terms and subject to the conditions of this Agreement, the Asset Sellers hereby sell, assign, transfer, convey and deliver to the applicable Purchasers, and the Purchasers hereby purchase from the Asset Sellers, all of the Asset Sellers’ right, title and interest in, to and under the assets, properties and rights of the Asset Sellers as follows, with regard to the Sold Inventory to the extent that the Sold Inventory exists as of the Closing Date (i) excluding Sold Inventory transferred and (ii) including any inventory exclusively used or held exclusively for use in the Business acquired by EC Tech, in either case between the Signing Date and (including) the Closing Date) (collectively, the “Sold Assets”):

2.4.1.1

To Purchaser 2, Xcerra hereby absolutely and irrevocably sells (verkauft) and assigns the Sold IP, including, for the avoidance of doubt, all rights to sue for, to assert claims against and seek remedies against any past, present or future violation, infringement or misappropriation of any or all of the Sold IP. Purchaser 2 hereby accepts the assignment of the Sold IP including the aforementioned rights for the Purchaser 2’s own use and enjoyment. Any assignment of the Sold IP shall be subject to (aufschiebend bedingt) the satisfaction or, where applicable, waiver of the Closing Conditions and payment of the Initial Purchase Price in accordance with the terms of this Agreement and become effective at 00:00 hrs on the day following the day on which the last of these conditions precedent has been satisfied or waived. For the avoidance of doubt the assignment of the Sold IP shall include the assignment of:

(a)	the ownership rights to the Sold IP; and

(b)	all statutory and common law rights attaching to the Sold IP, together with the goodwill of the Business; and

(c)	the absolute entitlement to any registrations granted pursuant to any of the applications comprised in the Sold IP; and

(d)

the exclusive right to bring and defend proceedings and obtain relief (and obtain any damages and other financial remedies recovered) in respect of infringement or other causes of action arising from ownership of, and exclusive rights to, the Sold IP, and the right to receive and collect any royalties, income and other payments relating to any time before and after the date of this Agreement (“Signing Date”) under or arising from the Sold IP.

2.4.1.2

To the extent that any of the Group Companies are using Intellectual Property Rights owned by Xcerra or any other company of the Sellers’ Group (other than the Sold IP), which are currently used, or have been used in the three (3) years prior to Closing in the Business as conducted on the Closing Date, Sellers shall procure that Xcerra or the respective other company of the Sellers’ Group owning the respective Intellectual Property Rights grants a non-exclusive, royalty-free, irrevocable license in the same scope as regards territory and content regarding goods, services and types of use, with the right to grant sub-licenses to Affiliates for as long as they remain Affiliates, in such Intellectual Property Rights to the Group Companies. The respective licensing parties shall agree on all other terms of such license in good faith negotiations.

2.4.1.3

To Purchaser 3, Xcerra and EC Tech hereby respectively sell (verkaufen) all contracts set forth on Exhibit 2.4.1.3 (the “Assigned Contracts”), and all rights under warranties, indemnities and all similar rights to sue for, to assert claims against and seek remedies under such Assigned Contracts; and

2.4.1.4	To Purchaser 3, EC Tech hereby sells (verkauft) the Sold Inventory.

2.4.2

Other than the Sold IP, Assigned Contracts and Sold Inventory, the Parties agree that the Purchasers are not purchasing or acquiring any other assets or properties of the Asset Sellers, and all such other assets and properties shall be excluded from the sale and transfer (collectively, the “Excluded Assets”), including, without limitation, for the avoidance of doubt:

2.4.2.1	all cash and cash equivalents, bank accounts and securities of the Asset Sellers;

2.4.2.2	all contracts of the Asset Sellers that are not Assigned Contracts;

2.4.2.3	all Intellectual Property Rights of the Asset Sellers, except for the Sold IP;

2.4.2.4	the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Asset Sellers;

2.4.2.5	all insurance policies of the Asset Sellers and all rights to applicable claims and proceeds thereunder;

2.4.2.6	all tax assets (including duty and tax refunds) of the Asset Sellers;

2.4.2.7	all rights to any action, suit or claim of any nature available to or being pursued by the Asset Sellers, whether arising by way of counterclaim or otherwise;

2.4.2.8	all assets, properties and rights used by the Asset Sellers exclusively in their businesses other than the Business;

2.4.2.9	the rights which accrue or will accrue to the Asset Sellers under this Agreement and the other agreements, certificates and other documents required to be delivered pursuant to this Agreement.

2.4.3

On the terms and subject to the conditions of this Agreement, at the Closing, the Purchasers assume and agree to pay, perform and discharge when due all liabilities and obligations towards the other parties thereto arising under or relating to the Assigned Contracts of the Asset Sellers on or after the Closing, (the “Assumed Liabilities”).

2.4.4	The Purchasers shall not assume or be responsible to pay, perform or discharge any of the following liabilities or obligations of the Asset Sellers (collectively, the “Excluded Liabilities”):

2.4.4.1	any liabilities or obligations relating to or arising out of the Asset Sellers’ ownership or operation of the Business and the Sold Assets prior to the Closing Date;

2.4.4.2	any liabilities or obligations relating to or arising out of the Excluded Assets;

2.4.4.3	any liabilities or obligations relating to or arising out of the Excluded Assets relating to or arising out of Employee Benefit Plans;

2.4.4.4	any liabilities or obligations for taxes relating to the Business or the Sold Assets for any tax period prior to the Closing; and

2.4.4.5

any liabilities or obligations of the Asset Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

2.5	Transfer of Sold Assets

2.5.1

At Closing, Purchaser 2 and Xcerra shall enter, and Xcerra shall procure that any other Seller’s Group Company owning or otherwise holding Sold IP enter, into the patent transfer agreement and trademark transfer agreement attached hereto as Exhibit 2.5(i) to effectuate the transfer of the Sold IP. In addition, Purchaser 3 and EC Tech enter into a bill of sale or assignment and assumption agreement in order to transfer the Sold Assets, including for the purpose of transferring the Sold Inventory and the assignment to and assumption by the Purchasers, as applicable, of the Assigned Contracts and Assumed Liabilities.

2.6	Registration of Transfer of Sold IP

2.6.1

Purchaser 2 shall be responsible to, after the Closing Date, register the change of ownership in any Sold IP with the competent register with which the Sold IP is registered and undertakes to perform all other required actions and provide all other required declarations in order to ensure that the Sold IP and/or granted licenses, to the extent that the registration of the licenses is required for a valid license grant, are validly registered for Purchaser 2 (or its nominated Affiliate). Any costs for the registration of the change in ownership in any Sold IP shall be borne by Purchaser 2.

2.6.2

Xcerra shall at Purchaser 2`s reasonable written request and expense (except for the Asset Sellers` internal FTE costs), do, execute and deliver (or procure to be done, executed and delivered) within a reasonable period of time, however, not later than, to the extent under Xcerra’s control, four (4) weeks after the request, all such further acts, documents and things required in order to give full effect to the assignment of the Sold IP (including the execution of additional local transfer documents to the extent required under applicable Law). Seller agrees to provide to Purchaser 2 any existing proof of use of the trademarks included in the Sold IP (including but not limited to declarations, exhibits, specimen, invoices and other documents) for the last five (5) years prior to the Closing Date, in case any of the trademarks that are part of the Sold IP are challenged on basis of non-use.

2.6.3

Xcerra shall provide all reasonable assistance necessary for the recordals of the assignment and granted licenses, to the extent that the registration of the licenses is required for a valid license grant, under this Agreement (and Purchaser 2`s or its nominated Affiliate`s registration as the new registered proprietor) on the register of each relevant intellectual property office as soon as practicable (including the provision of all documents necessary to effect such registration) and that such obligation to assist shall not cease until the change of ownership and granted licenses, to the extent that the registration of the licenses is required for a valid license grant, is fully and finally recorded.

3.	CONSIDERATION; PAYMENTS

3.1

Purchase Prices

Subject to the adjustment pursuant to clause 4 below, the aggregate purchase price to be paid by the Purchasers to the Sellers shall be USD 125,000,000.00 (in words: US dollars one-hundred twenty-five million (the “Initial Purchase Price” and as finally determined pursuant to clause 4 below, the “Consideration”). The Initial Purchase Price shall be allocated as follows:

3.1.1	The purchase price payable for the ATG Shares equals a fixed amount of USD 79,800,000.00 (in words: US dollars seventy-nine million eight-hundred thousand) (the “ATG Purchase Price”).

3.1.2

The purchase price payable for the TSL Shares equals a fixed amount of USD 20,800,000.00 (in words: US dollars twenty million eight-hundred thousand) (the “TSL Purchase Price”; the ATG Purchase Price and the TSL Purchase Price are jointly referred to as the “Total Share Purchase Price”).

3.1.3

The purchase price payable for the Sold IP equals a fixed amount of USD 23,500,000 (in words: US dollars twenty-three million five-hundred thousand) (the “Sold IP Purchase Price”) (of which the Parties will agree on the allocation of any amounts relating to Sold IP registered in Germany on or before the Closing Date).

3.1.4	The purchase price payable for the Sold Inventory equals a fixed amount of USD 900,000 (in words: US dollars nine-hundred thousand) (the “Sold Inventory Purchase Price”).

The Parties agree, for all Tax purposes, to report the transactions consistently with such allocation and to not take any position during the course of any audit or other proceeding inconsistent with such allocation, except in each case as otherwise required by Law or pursuant to the good faith resolution of a Tax contest. The Parties agree that the ATG Purchase Price and the TSL Purchase Price are solely paid for the ATG Shares and the TSL Shares respectively and that therefore no taxes shall be withheld with regard to such part of the Initial Purchase Price nor the Consideration.

3.2	General Rules for Payments

3.2.1

Modes of Payment

Any payments under this Agreement shall be made by wire transfer in immediately available funds, valued as at the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges, Taxes or other deductions and the receipt of such payment in the recipient’s bank account shall constitute discharge of the relevant obligation to pay.

3.2.2

Bank Accounts

All payments to the Sellers, Asset Sellers or to the Purchasers under this Agreement shall be made into the bank accounts of the Sellers or Asset Sellers (the “Sellers’ Accounts”) or the Purchasers (the “Purchasers’ Accounts”), as applicable, in each case as set forth in Exhibit 3.2.2, or to such other bank account designated by the recipient to the Party that has to make the payment in writing no later than ten (10) Business Days prior to the relevant due date of such payment.

3.2.3

Default Interest

If any payment to be made by a Party under or in connection with this Agreement is not paid when due, default interest at the rate of ten percent (10%) p.a. (“Default Interest”) shall apply from the respective due date until the respective amount has been received in full by the entitled Party.

3.2.4

No Set-Off or Retention

In relation to their respective payment obligations in accordance with this Agreement, no Party shall be entitled (i) to set off (aufrechnen) any rights and claims they may have under this Agreement, or (ii) to withhold payment of the Initial Purchase Price, the Consideration or any other payment on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the respective Party in relation to which the respective other Party declares a set-off or retention have been acknowledged (anerkannt) in writing by the respective other Party or have been determined by the final and non-appealable decision of the court of competent jurisdiction.

3.3

Value-Added Tax and Sales Tax

In case value added tax (Umsatzsteuer) shall be payable on any part of the Initial Purchase Price or the Consideration, the respective Purchaser shall pay the value added tax (“VAT”) in addition to the Initial Purchase Price or the Consideration against submission of an invoice reflecting the VAT and corresponding to the legal requirements, in particular the German VAT Act, in order to obtain a refund of the input VAT paid. To the extent the applicable tax laws provide for a right of the Sellers to have the transaction being subject to VAT, the Sellers hereby undertake not to exercise such right. Purchaser 3 shall provide to EC Tech a valid resale certificate. In the event such resale certificate is not provided in a timely manner, EC Tech may charge applicable sales taxes on the Sold Inventory Purchase Price to the extent such withholding is required by law.

4.	PURCHASE PRICE ADJUSTMENT

4.1

On the fifth (5th) Business Day prior to the Closing Date, the Parties shall take a joint inventory count (Inventur) of ATG's inventory (details of inventory count to be agreed between the Parties). At least two (2) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser 2 (on behalf of all Purchasers) a statement (the “Pre-Closing Statement”) setting forth its good faith estimates (and with respect to inventory based on the inventory count as per this clause 4.1 sentence 1) of Closing Cash (the “Seller Estimated Closing Cash”), Closing Indebtedness (the “Seller Estimated Closing Indebtedness”) and Closing Net Working Capital (the “Seller Estimated Closing Net Working Capital”), together with reasonable supporting calculations.

4.2	The Initial Purchase Price payable at Closing by Purchasers pursuant to clause 3.1 shall be:

4.2.1	increased by the amount of Seller Estimated Closing Cash;

4.2.2	decreased by the amount of Seller Estimated Closing Indebtedness;

4.2.3	increased by the amount, if any, by which Seller Estimated Closing Net Working Capital exceeds the Target Net Working Capital; and

4.2.4	decreased by the amount, if any, by which Seller Estimated Closing Net Working Capital is less than the Target Net Working Capital.

(the sum of the decreases and increases contemplated by the foregoing clauses 4.2.1 through 4.2.4 the “Estimated Adjustment Amount”). Sellers' statement as per this clause 4.2 sentence 1 shall also set forth in which amounts the Estimated Adjustment Amount shall be attributed in good faith to the ATG Purchase Price, the TSL Purchase Price and the Sold Inventory.

4.3

On or before the Settlement Date, (i) if the aggregate net amount of the adjustments contemplated by clause 4.2 as set forth in the Final Closing Statement is less than the Estimated Adjustment Amount, then Cohu Semi shall pay on behalf and for the benefit of the Sellers to Purchaser 2 on behalf and for the benefit of the Purchasers an amount equal to such difference, and (ii) if the aggregate net amount of the adjustments contemplated by clause 4.2 as set forth in the Final Closing Statement exceeds the Estimated Adjustment Amount, then Purchaser 2 on behalf and for the benefit of the Purchasers shall pay to Cohu Semi on behalf and for the benefit of the Sellers an amount equal to such difference. “Settlement Date” means the fifth (5th) Business Day following the date of delivery of the Final Closing Statement as provided in Sections 4.6 and 4.7.

4.4

No later than sixty (60) days following the Closing Date, Purchasers shall prepare and deliver to Sellers a statement (the “Post-Closing Statement”) setting forth their good faith calculation of Closing Cash, Closing Indebtedness and Closing Net Working Capital in accordance with the respective definitions of Closing Cash, Closing Indebtedness and Closing Net Working Capital as set forth and defined in Exhibit 4.4 (in each case calculated as of the Closing Date, 24 hrs), and the calculation of the Consideration based thereon in accordance with decreases and increases contemplated by clause 4.2, together with reasonable supporting calculations and documentation and setting forth in which amounts the Consideration shall be attributed to the ATG Shares, the TSL Shares, the Sold IP and the Sold Inventory. For the avoidance of doubt, in no event shall the Consideration be increased or decreased based upon the calculation of Closing Net Working Capital pursuant to clause 4.2.3 or clause 4.2.4 unless Closing Net Working Capital, as finally determined in accordance with this clause 4, is greater than the Upper Net Working Capital Threshold or lesser than the Lower Net Working Capital Threshold, respectively. A sample Post-Closing Statement is set forth in Exhibit 4.4. In the event that any information in the Closing Financial Statement as adopted by ATG´s shareholders which has an impact on the Post-Closing Statement differs from such information included in the Post-Closing Statement, the Post-Closing Statement shall be amended accordingly and any resulting difference shall be settled among the Parties accordingly. Clause 4.5 to 4.8 shall apply mutatis mutandis.

4.5

During the thirty (30) day period following the receipt of the Post-Closing Statement (the “Review Period”), Seller shall have the opportunity to review the Post-Closing Statement and be given full access to (i) the books and records of the Group Companies and any documentation already transferred by the Asset Sellers and (ii) to the extent relating to the Post-Closing Statement, the personnel of the Group Companies, Purchasers and their respective accountants, together with such historical financial information (to the extent in the Purchasers’ or the Group Companies’ possession) as Sellers may reasonably request for purposes of reviewing the Post-Closing Statement.

4.6

On or prior to the last day of the Review Period, Sellers may object to the Post-Closing Statement by delivering to Purchaser 2 a reasonably detailed written statement setting forth each disputed item or amount and the basis for Sellers’ objection thereto (the “Statement of Objections”). Purchasers and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”). If such objections are resolved within the Resolution Period, the Post-Closing Statement shall be revised to reflect such adjustments as mutually agreed in writing by Purchasers and Sellers pursuant to this clause 4.6, and such revised Post-Closing Statement shall be deemed the "Final Closing Statement" and shall be final and binding on all Parties. In the event that Sellers fail to deliver the Statement of Objections on or prior to the last day of the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Sellers, shall be deemed the "Final Closing Statement" and shall be final and binding on all Parties.

4.7

If the Parties fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections within the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall promptly be submitted for resolution to the Selected Accounting Firm, which shall act as expert, and not as arbitrator, in resolving the Disputed Amounts. The Selected Accounting Firm shall only decide the specific items under dispute by the Parties, and its determination of each Disputed Amount must be within the range of values assigned to each such item (i) by Purchasers in the Post-Closing Statement and (ii) by Sellers in the Statement of Objections. The Selected Accounting Firm shall make a determination as soon as practicable, but in any event within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement, in each case in accordance with this clause 4, shall be, absent manifest error, final and binding upon the Parties. The Post-Closing Statement, so adjusted by the Selected Accounting Firm and otherwise reflecting all items that were not subject to a Statement of Objections or resolved between Purchasers and Sellers during the Resolution Period pursuant to clause 4.6, shall be deemed the "Final Closing Statement" and shall be final and binding on the Parties.

4.8

The fees, costs and expenses of the Selected Accounting Firm shall be borne by Purchasers and Sellers, as the case may be, in inverse proportion as they may prevail on the Disputed Amounts. The proportionate allocation shall be determined by the Selected Accounting Firm and included in its report.

4.9

Any currency conversions shall be determined using the European Central Bank’s (ECB) reference rates as published on the ECB’s website (www.ecb.europa.eu) around 4.00 p. m. CET, except as otherwise agreed herein, on the day which is one Business Day prior to the date on which the respective payments become due and payable or on the date of any financial statements to be drawn up under this Agreement (including the Post-Closing Statement). When such rates are not available on such date, Reuters world spot rates (http://www.reuters.com/markets/currencies/) taken as close as possible to 4.00 p. m. CET shall be used.

5.	PRE-CLOSING MATTERS

5.1

Subject to clause 5.3, from the Signing Date until Closing, the Sellers shall, to the extent permissible under Applicable Law, procure that the affairs of the Group Companies are conducted in the ordinary course of business consistent with past practice and that no payment is made by or to a Seller's Group Company to or from a Group Company or by a Group Company other than in the ordinary course of business.

5.2

Subject to clause 5.3, from the Signing Date through to the Closing, the Sellers shall, to the extent permissible under Applicable Law, procure that no Group Company shall, and that no member of the Sellers’ Group agrees to or permits the following conduct:

5.2.1	Share capital and distributions

5.2.1.1	Allot, issue or grant any option or right to subscribe for any shares or other securities convertible into shares.

5.2.1.2	Redeem any shares, purchase its own shares or reduce its share capital.

5.2.1.3

With respect to the Group Companies: declare, pay or make any dividend or other distribution with the exception of (i) any profits to be surrendered to Cohu Semi under the PLTA (“ATG Profit Transfer)” and (ii) any dividends paid by TSL from retained earnings in the amount of up to USD 4,000,000 (in words: four million).

5.2.1.4	adopt any new enterprise agreements (Unternehmensverträge) within the meaning of Sections 291, 292 AktG.

5.2.1.5	enter into any merger, split-off, conversion or any other restructuring under the German Transformation Act (Umwandlungsgesetz – UmwG)

5.2.2	Assets Other than pursuant to an existing contractual obligation at the Signing Date and the disclosed investment planning of the Group Companies, acquire or dispose of:

5.2.2.1	any shares or any other interest in any company or business;

5.2.2.2	any real estate; or

5.2.2.3	any other material assets (other than current assets in the ordinary course of business) with a value exceeding EUR 100,000 (one hundred thousand euros).

5.2.3	Employees Other than to comply with Applicable Law:

5.2.3.1

engage, or (other than for serious misconduct) dismiss or give notice of dismissal to, any employee with an annual net remuneration exceeding EUR 100,000 (one hundred thousand euros) (“Senior Employee”), except when the engagement or dismissal process had commenced before the Signing Date;

5.2.3.2	make any material alterations to the terms and conditions of employment (including remuneration and benefits) of any Senior Employee, other than:

(a)	any alterations which have been agreed by the Group Company before the Signing Date and which constitutes Disclosed Information (as defined in clause 12.2.2); or

(b)	salary increases in the ordinary course of business which do not exceed an increase, in aggregate, of more than four per cent (4%) per year;

5.2.3.3	establish any new pension scheme or discontinue, materially amend or exercise any material discretion in relation to ATG’s current Pension Schemes.

5.2.4	Operational issues

5.2.4.1	Other than as provided for in this Agreement, enter into, amend or terminate any Material Agreement or arrangement with the Sellers’ Group.

5.2.4.2	Grant any lease or tenancy of the real estate currently owned or leased by the Group Companies.

5.2.4.3	Commence or settle any material litigation or arbitration (except when required by insurers) in excess of EUR 100,000 (one hundred thousand euros).

5.2.4.4	Create any mortgage, charge, pledge, lien or other security interest (“Encumbrance”) over any of its material assets.

5.2.4.5	Enter into any joint venture or partnership.

5.2.4.6

Other than in the ordinary course of business, give any guarantee or indemnity in relation to the obligations or liabilities of any other person (other than another Group Company) or incur any incremental (zusätzliche) liability for borrowed money.

5.2.4.7	Cancel or fail to renew any of its insurance policies.

5.3	Nothing in this clause 5 shall operate so as to prevent or restrict:

5.3.1	Any matter approved by a Purchaser, such approval not to be unreasonably withheld, conditioned or delayed;

5.3.2

Any matter reasonably undertaken by any member of the Sellers’ Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to any of the Group Companies;

5.3.3	Any of the Group Companies from fulfilling contractual obligations made prior to the Signing Date and which constitutes Disclosed Information;

5.3.4	Any action required to be undertaken to comply with Applicable Law; or

5.3.5	Any action reasonably required to implement or comply with any obligations under this Agreement.

5.4

Between Signing and Closing the Parties shall negotiate in good faith a transitional service agreement regarding IT services (“Transitional Services Agreement”) which will cover the transition of IT-related licenses and services, warehouse management, payroll services Germany, providing certain financial reporting services and the IT-carve out as well as, to the extent agreed between the Parties, other transitional services that the Group Companies require to further operate the Business for a transitional period until they can operate independently from the Sellers’ Group. The Parties agree that Sellers will bear the cost for the creation of a standalone IT-infrastructure but Purchaser shall bear the cost for any ongoing software licensing post Closing such as Glovia, Oracle, Vertix, Office 365.

5.5

Sellers and Asset Sellers shall to the extent commercially reasonable fully cooperate with the Purchasers in obtaining the W&I Insurance as per clause 12.6 by providing the Sellers and their representatives (including their advisors), to the extent legally permitted, access to all relevant business records and documents, and permit the Sellers and their representatives to consult with the directors, officers, employees and representatives of the respective Sellers or any of the Group Companies.

5.6

The Sellers and the Asset Sellers shall review immediately prior to the Closing Date, but no earlier than one (1) Business Day before the Closing Date, the Sellers Guarantees, the Asset Sellers Guarantees and the tax indemnities as per clause 13.1, respectively, and enquire with the persons listed in Schedule 10.24(i) who in turn shall inquire with the Due Inquiry Addressees (as defined below) in order to identify any facts or circumstances that have become known after the Signing Date (irrespective of when the underlying events have occurred) and render the Sellers Guarantees, the Asset Sellers Guarantees and the tax indemnities as per clause 13.1, respectively, that were held to be true and accurate as of the Signing Date, to be no longer true and accurate on the Closing Date ("Bring-Down of Disclosures"). The Seller shall disclose the results of the Bring-Down of Disclosures to the Purchaser and the insurer.

5.7	Cohu Semi shall use commercially best efforts to deliver a declaration of the other shareholders in ETZ consenting to the indirect transfer in ownership of the shares held by ATG in ETZ.

5.8	The Parties shall discuss in good faith on the prolongation of certain (former intercompany) agreements between Group Companies with Seller’s Group.

5.9

Cohu shall use reasonable commercial efforts to decide upon any remuneration of the ATG employees entitled to bonuses (if any) under Sellers’ Guarantor’s long term incentive program (LTIP). The Parties agree that any such claims under the LTIP shall be directed against and settled by Sellers’ Guarantor only.

5.10	Xcerra shall use its commercially best efforts (nach besten Kräften), which, for the avoidance of doubt shall be interpreted in the German law understanding, to procure that, by Closing:

a)

all right, title and interest in the registered Chinese trademark “atg” with registration No. 1993476, in the Chinese patent No. 201480015481 (P274074CN) as well as in the Taiwanese patent No. 103108783 (P274074TW), all the aforementioned included in Exhibit F.1, are assigned to Xcerra and to provide sufficient documentation of such assignment to Purchasers; or

b)

sufficient documentation, proving valid assignment, is submitted to Purchasers that all right, title and interest in the registered Chinese trademark “atg” with registration No. 1993476, in the Chinese patent No. 201480015481 (P274074CN) as well as in the Taiwanese patent No. 103108783 (P274074TW), all the aforementioned included in Exhibit F.1, have already been assigned to Xcerra; or

c)

a license or other right or permission to use the Chinese trademark “atg” with registration No. 1993476, the Chinese patent No. 201480015481 (P274074CN) as well as the Taiwanese patent No. 103108783 (P274074TW), all the aforementioned included in Exhibit F.1, is offered to the Purchasers at commercially reasonable terms.

5.11

Sellers shall procure the release of the security over the Intellectual Property Rights listed in Exhibit 5.11 and the filing for the deletion of such security interest from the relevant register. Sellers shall provide Purchaser 2 with all documentation and assistance required to delete any other expired registered security interests from the relevant registers of Sold IP.

6.	TERMINATION OF PLTA

6.1

Upon entering into this Agreement, Cohu Semi shall implement a short fiscal year of ATG ending on the Closing Date. Prior to the Closing Date, Cohu Semi shall (a) obtain the confirmation of the change of ATG's fiscal year from the competent tax authorities and (b) enter the change of the ATG's fiscal year into the commercial register. In addition, Cohu Semi shall provide evidence to Purchaser 1 that the requirements of this clause 6.1 are fulfilled prior to the Closing Date.

6.2

Cohu Semi shall procure that Cohu Semi and ATG shall consensually terminate (einvernehmlich aufheben) the PLTA pursuant to Section 296 para. 1 German Stock Corporation Act (Aktiengesetz – AktG) as per the end (24:00 hrs) of the Closing Date.

6.3

Purchaser 1 shall procure that within two (2) Business Days after the transfer of the ATG Shares has become effective ATG files the termination of the PLTA for registration with the commercial register. Should any further measures become necessary to have such termination registered, the Parties shall without undue delay take all required actions.

6.4

Purchaser 1 shall cause the Company to prepare its financial statement for its short financial year ending on the Closing Date (“Closing Date Financial Statement”), without undue delay after Closing in compliance with past practice of ATG in all respects, however in any event within the period pursuant to 4.4. Clauses 4.4. to 4.8 shall apply mutatis mutandis. Purchaser 1 shall not resolve on the adoption of the Closing Date Financial Statement without the prior written consent of Cohu Semi, which shall not be withheld unreasonably. Purchaser 1 shall ensure that the profit of ATG as shown in the Closing Date Financial Statement ("Closing Date ATG Profit") shall be transferred and paid to Cohu Semi as per the provisions of the PLTA. As of the Closing Date ATG shall make a prepayment on its profit transfer obligation under the PLTA in an amount equal to the estimated profits to be transferred to the extent ATG has sufficient funding at that point in time. The remaining balance of the estimated profits to be transferred under the PLTA shall be settled among Cohu Semi and ATG five (5) Business Days after Closing. The remaining balance between actual profits to be transferred under the PLTA and the estimated profits to be transferred under the PLTA shall be settled among Cohu Semi and ATG five (5) Business Days after the Closing Date Financial Statement has been adopted.

6.5

Cohu Semi shall further indemnify and hold Purchasers and ATG harmless from (i) any obligation to provide security pursuant to sec. 303 para 1 German Stock Corporation Act (Aktiengesetz) and (ii) any liability, obligation or claim resulting from or in connection with the PLTA or its termination, including for the avoidance of doubt any Taxes and secondary liabilities for Taxes.

6.6

The Purchasers shall procure that ATG is provided with sufficient funding which enables it to settle its obligations under the PLTA as of the end of its financial year which ends on the Closing Date, five (5) Business Days after Closing. The Purchasers shall procure that ATG settles such obligations at such date.

7.	RELEASE OF GUARANTEES; INDEMNIFICATION

Sellers’ Group Companies have provided securities (Sicherheiten) for the obligations of the Group Companies vis-à-vis third parties, as set forth in Exhibit 7 hereto (“Group Guarantees”). The Purchasers shall use their reasonable efforts to ensure that the respective Sellers’ Group Companies will be fully released from their obligations under the Group Guarantees as soon as is reasonably practicable following Closing. Pending release of any Group Guarantees, the Purchasers shall indemnify and hold harmless the Seller against and from all losses suffered by the Seller or any Sellers’ Group Company after the Closing under or by reason of a Group Guarantee.

8.	CLOSING CONDITIONS; TERMINATION

8.1	Closing Conditions

The obligation to consummate the Transaction and carry out the Closing Actions as defined under clause 9.3 below is subject to the satisfaction of each of the following conditions precedent (aufschiebende Bedingungen) (the “Closing Conditions”):

8.1.1	Amended Articles of ATG

The amendment of ATG’s articles of association has been registered in ATG’s commercial register, creating a short fiscal year (Rumpfgeschäftsjahr) that ends on the Closing Date, and written consent of such amendment of ATG’s articles of association has been obtained from the competent local tax office.

8.2	Termination

8.2.1

This Agreement shall terminate if any of the Closing Conditions cannot be satisfied before the Longstop Date, upon written notice by exclusively either Seller to the Purchasers. Sellers shall not be entitled to terminate the Agreement if the failure to satisfy the Closing Conditions prior to the Longstop Date is attributable to the Sellers or any failures of their advisors. In such case, the Parties should proceed to Closing at the earliest point possible. If the change of the fiscal year of the Company as foreseen in this Agreement has not been entered into the commercial register by (including) 18 June 2021, the Parties will agree in good faith to change the fiscal year and the Closing Conditions to a later date.

8.2.2

Upon termination in accordance with clause 8.2.1, all rights and obligations of the Parties hereunder shall terminate and no liability of any Party to the other Parties shall remain, except for the confidentiality obligations under clause 19 which shall subsist.

9.	CLOSING

9.1	Closing Date

Unless any other day is mutually agreed by the Parties, the consummation (Vollzug) of the Transaction (the “Closing”) shall take place on 24 June 2021 (the “Closing Date”) whereas the transfer of ownership (Eigentumsübergang) shall be as of 25 June 2021, 00:00 hrs.

9.2	Closing Meeting

On the Closing Date, the Parties shall meet at the offices of DLA Piper UK LLP at Alter Wall 4, 20457 Hamburg, Germany at 9:00 a.m. or in such other place or form and at such other time as agreed upon by the Parties, to perform the Closing Actions set forth in clause 9.3 (the “Closing Meeting”).

9.3	Closing Actions

At the Closing Meeting, the Parties shall take the following actions (the “Closing Actions”), which shall be deemed to have been undertaken concurrently (Zug um Zug), in the following order:

9.3.1	First, the Sellers shall deliver (or cause to be delivered) to the Purchasers:

9.3.1.1	An updated shareholder register of TSL and investment certificate reflecting Purchaser 2 as the sole shareholder of TSL;

9.3.1.2	A copy of the termination agreement with regard to the termination of the PLTA.

9.3.2

Upon the delivery of the documents and confirmations by the Sellers pursuant to clause 9.3.1, the Parties shall execute (or release signatures on) the following agreements and take the following actions:

9.3.2.1

Execute an equity transfer agreement in the agreed form attached hereto as Exhibit 9.3.2.1 (the “Equity Transfer Agreement”) regarding the transfer of the TSL Shares in accordance with applicable laws of the PRC, provided that the Equity Transfer Agreement shall be used for AMR Registration and tax filing to the competent PRC taxing authority in China purpose only; should there be any conflict or discrepancy between this Agreement and the Equity Transfer Agreement, this Agreement shall prevail;

9.3.2.2

The Shareholder Decision and Board Resolution of TSL attached hereto as Exhibit 9.3.2.2 approving the equity transfer of TSL and irrevocably approving the termination of the existing articles, the removal of the incumbent directors of TSL (the directors have submitted a written letter of resignation), and the removal of the incumbent supervisor and general manager of TSL (such supervisor and general manager have submitted a written letter of resignation) with effectiveness on the Closing Date;

9.3.2.3	The AMR standard forms with the common seal of TSL affixed thereon and any other requisite documentation required for the AMR Registration.

9.3.3	Second, the Sellers shall deliver (or cause to be delivered) to the Purchasers:

9.3.3.1	An executed agreement terminating the 2013 Intangible Property License Agreement and Engineering Services Agreement between Xcerra and ATG in the agreed form attached hereto as Exhibit 9.3.3.1;

9.3.3.2	An executed agreement terminating the employment agreement with the two Business Employees in Thailand;

9.3.3.3	An executed agreement from Cohu Interface Solutions LLC terminating the employment of each US Business Employee.

9.3.4

Upon the delivery of the documents and confirmations by the Sellers pursuant to clause 9.3.1 through 9.3.3, the Parties shall take the following actions and/or execute the following agreements or procure that TSL takes the following actions:

9.3.4.1	With regard to TSL, submit the application documentation for AMR Registration to the competent authority;

9.3.4.2	Execute the Transitional Services Agreement; and

9.3.4.3

Xcerra and Purchaser 2 to execute the patent transfer agreement and trademark transfer agreement attached hereto as Exhibit 2.5(i) as well as Purchaser 3 and EC Tech to execute the bill of sale or assignment and assumption agreement as Exhibit 2.5(ii).

9.3.5	Subsequently, the respective Purchaser shall, in accordance with clauses 3.1 and 4.2, pay

9.3.5.1	the ATG Purchase Price to Cohu Semi,

9.3.5.2	the TSL Purchase Price to Credence,

9.3.5.3	the Sold IP Purchase Price to Xcerra,

9.3.5.4	the Sold Inventory Purchase Price to EC Tech.

9.3.6

Subject to Closing, Cohu Semi hereby grants Purchaser 1 a power of attorney to hold shareholder meetings and adopt shareholder resolutions of ATG, it being understood that such power of attorney shall end automatically upon Purchaser 1 being registered as shareholder of ATG with the competent German commercial register.

9.3.7

The Purchasers have the right to waive any of the Closing Actions set forth in clauses 9.3.1, 9.3.3 and 9.3.6. The Sellers have the right to waive any of the Closing Actions set forth in clause 9.3.5. The Parties may mutually waive any of the Closing Actions set forth in clauses 9.3.2 and 9.3.4.

9.4	Closing Memorandum

9.4.1

Upon completion of the Closing, the Parties shall confirm to each other, in writing, that all Closing Conditions have been satisfied and that all Closing Actions have been duly fulfilled, in particular that payment of the Consideration has been effected as well as the effectiveness of the transfer of the Shares and the point in time at which the transfer of the Shares took effect by signing a closing memorandum (“Closing Memorandum”).

9.4.2	Following Closing, the Parties shall submit a copy of the executed Closing Memorandum to the acting notary.

9.5	Filing of New Shareholder List

The acting notary is hereby instructed to file a new shareholder list of ATG with the commercial register without undue delay (unverzüglich) once the notary has received the executed Closing Memorandum.

9.6	Cooperation/Non-Performance of Closing Actions

9.6.1	The Parties shall procure that all Closing Actions are duly satisfied in accordance with the terms of this Agreement.

9.6.2

If the Sellers do not comply with their obligations under any provision of clause 9.3 at the Closing and the Purchasers have not elected to waive compliance with that particular provision, the Purchasers may at their discretion:

9.6.2.1	proceed to Closing so far as is practical without affecting or waiving its rights under this Agreement; or

9.6.2.2	by giving notice to the Seller,

(a)	defer Closing for up to 30 Business Days after the proposed Closing Date (in which case the provisions of this clause will apply to the deferred Closing); and

(b)	if the Seller does not comply with its obligations under clause 9.3 at the deferred Closing, terminate this Agreement by written notice to the Seller.

9.6.3

If the Purchasers do not perform the Closing Actions set forth in clauses 9.3.2, 9.3.4 or 9.3.5 at the Signing Date and, upon request by either Seller, do not perform these Closing Actions within 5 (five) Business Days thereafter, the Sellers, acting jointly, are entitled to terminate this Agreement by written notice to the Purchasers, unless the Sellers have elected to waive compliance with such particular Closing Action set forth in clause 9.3.5 or the Parties have jointly waived compliance with such particular Closing Action set forth in clause 9.3.2 and 9.3.4.

10.	SELLERS’&NBSP;GUARANTEES

10.1	Scope of Sellers’ Guarantees

10.1.1

The Sellers hereby guarantee to Purchaser 1 and Purchaser 2 respectively, regardless of fault (verschuldens‐unabhängig), subject to the requirements and limitations provided in clause 12 hereof, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”), that the statements set forth in clauses 10.2 to 10.21 (the “Sellers’ Guarantees”) and the corresponding Schedules are correct, complete, and not misleading as of the Signing Date and the Closing Date.

10.1.2

The Parties agree and explicitly confirm that the statements set forth in clauses 10.2 to 10.18 shall neither constitute an agreement on the quality within the meaning of sec. 434 para. 1 BGB (Beschaffenheitsvereinbarung), nor a warranty concerning the quality of the object of the purchase within the meaning of sec. 443 BGB (Garantie für die Beschaffenheit der Sache), but a contractual liability regime of its own kind (vertragliches Haftungsregime sui generis).

10.1.3

The Sellers’ Guarantees are given on the basis that they should be regarded as a risk allocation (Risikoallokation) between the Sellers and the Purchaser. While the Sellers confirm to have reviewed and verified the underlying facts and circumstances of each Sellers’ Guarantee, the Purchasers acknowledge that the Sellers could not review and verify all underlying facts and circumstances for each Sellers’ Guarantee in every detail, particularly in respect of warranties which contain a reference to Applicable Laws. The Purchasers agree that this shall neither be considered fraudulent (Arglist) nor as indirect intent (bedingter Vorsatz) (for example due to insufficient or inadequate inquiries (Angaben ins Blaue) performed by the Sellers or a Seller). For the avoidance of doubt, the above risk allocation shall neither limit nor extend the liability of the Sellers under the Sellers’ Guarantees but serves to ensure that the limitations of Sellers’ liability, particularly the liability caps, in this Agreement will be regarded as validly agreed pursuant to German law. The provisions in this clause 10.1.3 shall not limit the Sellers’ obligation to performing a due inquiry as provided for in clause 10.24.

10.1.4

Except in the case of any individual who has acted wilfully (vorsätzlich) or fraudulently (arglistig), the Purchasers agree and undertake that neither they nor any other member of the Purchaser Group have any rights against, and will waive and shall not make any claim against, any employee, director, advisor or agent of the Company on whom the Purchasers may have relied before agreeing to any term of this Agreement or before entering into this Agreement.

10.1.5

The Sellers’ Guarantees concerning the Sellers and the Shares (in particular in clauses 10.2 and 10.4) are given by each Seller as an individual debtor (als Einzelschuldner) and only in relation to itself and to those Shares sold by such Seller under this Agreement and, thus, each Seller shall only be liable to the respective Purchaser as an individual debtor (als Einzelschuldner) for its own due capacity and Shares. With regard to all other Sellers’ Guarantees, the Sellers shall be liable to the Purchaser as several debtors (als Teilschuldner) as stipulated in more detail in clause 21.

10.2	Status and Authority of the Sellers

10.2.1

Cohu Semi is duly incorporated and validly existing under the laws of Germany and Credence is duly incorporated and validly existing under the laws of British Virgin Islands. The Sellers have all requisite corporate power and authority to own their assets and to carry out their business.

10.2.2	Each Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein.

10.2.3

This Agreement constitutes, and all other documents executed by the Sellers under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms.

10.2.4

The execution and performance by the Purchasers of this Agreement and the consummation of the legal transactions contemplated herein do not violate the articles of association (Gesellschaftsvertrag) or internal rules of management of any Seller and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Sellers and to the Sellers’ Knowledge there are no legal, investigatory or other proceedings pending or threatened against the Sellers before any court, arbitration tribunal or governmental authority which in any manner challenges the Transaction or may result in its being prevented, altered or delayed.

10.2.5

As of the Signing Date, no insolvency proceedings have been, or have been threatened to be, applied for regarding the assets of any of the Sellers and there are no circumstances which would require or justify the opening of or application of such proceedings.

10.3	Due Incorporation and Status of the Group Companies

10.3.1

The statements in the recitals regarding the Group Companies are true and correct. Each of the Group Companies has been duly incorporated and validly exists under its respective law and has the full corporate power and corporate authority to own or use its respective assets and properties.

10.3.2

Except for ATG, none of the Group Companies hold, either directly, indirectly or in trust, any shares, interests or equity (including, without limitation, silent partnerships and sub-participations) in, or has entered into any agreement to acquire or hold any shares, interests or equity in or to establish any other entity.

10.3.3

The Group Companies were and are entitled, pursuant to the applicable provisions of corporate law, to manage their respective current Business operations as they were managed in the past and are managed at present, and are furthermore entitled to continue the Business without any change in the type and scope thereof in the future.

10.3.4

The excerpts from the commercial register for ATG and ETZ attached hereto as Schedule 10.3.4 accurately reflect the legal situation of the respective Group Company as regards the facts and circumstances which have to be registered with the commercial register. No applications for registration have been filed and no shareholders’ resolutions passed which may require registration with the commercial register and which are not reflected in these excerpts from the commercial register.

10.3.5

No insolvency proceedings or similar proceedings have been applied for or initiated against any of the Group Companies in Germany or abroad. To the Sellers’ Knowledge, there are neither circumstances that would require a petition for the institution of insolvency proceedings or of composition proceedings in Germany or abroad, in particular, to the Sellers’ Knowledge, no Group Company is insolvent (zahlungsunfähig) or overindebted (überschuldet) nor is such situation imminent. No Group Company has ceased nor suspended payments (Zahlungen eingestellt) or to the Sellers’ Knowledge considers or has agreed to any debt settlement arrangements with any of its creditors.

10.4	Ownership of Shares

10.4.1

The shares of each of the Group Companies and the shares held by ATG in ETZ (collectively the “Group Companies Shares”) are validly issued and are owned as described in the recitals. The Sellers are entitled without restriction to dispose of the Shares and – indirectly – the shares in the ATG Subsidiaries.

10.4.2

The Group Companies Shares are fully paid up (voll eingezahlt) and have not been repaid, neither in whole nor in part. There is no shareholder obligation to make any additional payment or other contribution with respect to any of the Group Companies Shares (keine Nachschusspflicht). No hidden contributions in kind (verdeckte Sacheinlage) have occurred with respect to the Group Companies Shares.

10.4.3

The Group Companies Shares are free and clear of any liens, encumbrances, other rights of third parties or other defects of title (Rechtsmängel), and there are no pre-emptive rights, rights of first refusal, options, subscription rights or other rights (whether absolute or contingent) of any third party to purchase or acquire Group Companies Shares or have otherwise transferred to such third party any of the Group Companies Shares. None of the Group Companies are, with respect to any of the Group Companies Shares, bound by any agreement (including voting trust agreements – Stimmbindungsverträge), restrictions or obligations relating to any rights under any of the Group Companies Shares. There are no silent partnerships (stille Gesellschaften) in respect of any Group Company and no third party owns any indirect participation (Unterbeteiligung) in any of the Group Companies Shares. There is no shareholders’ agreement between the shareholders of ETZ.

10.5	Financial Statements

10.5.1

Schedule 10.5.1.1 contains audited standalone financial statements for each Group Company for the financial year ended 31 December 2020 (“Financial Statements”) and Schedule 10.5.1.2 contains a consolidated pro forma balance sheet as well as consolidated pro forma profit and loss statement of the Group Companies for the financial year ended 26 December 2020 (the “Pro Forma Accounts” and together with the Financial Statements the “Group Company Accounts”).

10.5.2

The Group Company Accounts have been prepared with the diligence of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns) in accordance with the basis of preparation set out in the notes to the Financial Statements and Group Company Accounts.

10.5.3

The Financial Statements have received unqualified audit certificates by EY, BDO Taiwan and Suzhou Fangben Certified Public Accountants respectively and (i) comply with local GAAP or local Laws applicable to the respective Group Company, (ii) are consistent with the financial books and records of the respective Group Company for the relevant period, (iii) comply with the principle of accounting and valuation consistency and (iv) taking into consideration the Accounting Principles, present a true and fair view of the financial position of the respective Group Company on 31 December 2020 (including the revenues and expenses, the result of its operations and its financial position for the preceding twelve (12) month period).

10.5.4

The Pro Forma Accounts have been properly derived and extracted with the diligence of a prudent businessman from the underlying accounting records of Seller's Group which were used to prepare the Financial Statements. The Pro Forma Accounts comply with U.S. GAAP and applicable local Laws, (ii) are consistent with the financial books and records of the Group Companies for the relevant period, (iii) comply with the Accounting Principles and valuation consistency and (iv), taking into consideration the Accounting Principles, present a true and fair view of the financial position of the Group Companies on 26 December 2020 (including the revenues and expenses), the result of their operations and their financial position for the preceding 12 month period).

10.5.5

The books and records of the Group Companies are correct and complete and are duly kept in compliance with the applicable legal requirements. Such books and records are in the Group Companies’ unrestricted possession. Above all, the Group Companies have always performed, both fully and properly, their duties of retention according to sec. 257 of the German Commercial Code (Handelsgesetzbuch; HGB) and any comparable provisions under applicable foreign jurisdictions.

10.6	Real Property

10.6.1	None of the Group Companies owns or co-owns real estate, inheritable building rights (Erbbaurechten) orin-rem leases (Dauernutzungsrechte) or similar rights (“Own Real Estate”).

10.6.2

Schedule 10.6.2 contains for each Group Company a correct and complete list of all real estate (i) leased by such Group Company from any third party (the “Leased Real Estate”) and (ii) let by the Group Companies to any third party. All underlying lease agreements have been validly concluded and are in compliance with the formal requirements of sec. 550, 126 BGB and any comparable provisions under applicable foreign jurisdictions. No ancillary agreements have been made with the respective parties to those contracts. The Group Companies have duly performed their duties under the lease agreements. There are no facts or circumstances that could entitle a contracting party to terminate a lease agreement for cause. In particular, none of the lease agreements may be terminated by the respective party to the contract based on the conclusion or performance of this Agreement.

10.6.3

Until the Signing Date, no Group Company has received any administrative acts restricting the continued use of Own or Leased Real Estate for the operations of the respective Group Company as presently conducted. As of the Signing Date, there are no outstanding charges and levies, including all charges for the recoupment of public money spent on local public infrastructure (Erschließungsbeiträge).

10.6.4

Unless disclosed otherwise in Schedule 10.6.4, the Group Companies have maintained the Own Real Estate and the Leased Real Estate and all construction, installations and facilities, which are situated on the Real Estate (collectively, “Real Estate”) in all material respects in accordance with the requirements of the applicable laws and in a manner sufficient to continue the operations of the respective Group Company as presently conducted. There are no conditions, restrictions or requirements which were imposed by regulators or government safety associations (berufsgenossenschaftlichen Auflagen) on the Real Estate that have not been observed, and there are no revocations or repeals of, or restrictions on, any permits or approvals previously granted or any facts which would justify such action.

10.6.5	The Real Estate has no material defects, is in good operating condition and repair (except for ordinary wear and tear) and has been properly and regularly maintained.

10.6.6

The Real Estate is not subject to any contractual restrictions (and to the Sellers’ Knowledge, any other restrictions) that materially limit or interfere with the Group Companies’ ability to carry on their Business as presently conducted.

10.7	Top Customers and Suppliers

10.7.1

Schedule 10.7.1 contains a list of the Top 10 largest customers and Top 10 largest suppliers of ATG and ATG Taiwan (consolidated) and for TSL separately as measured by the business volume for the fiscal year 2020 (and in case of TSL, as far as the top suppliers are concerned, for the fiscal year 2017 to 2020 consolidated) in each case indicating the relevant business volume. Unless disclosed in Schedule 10.7.1, none of the listed suppliers supply individual goods and services whom the relevant Group Companies cannot at any time replace with an alternative source or without incurring significant financial or other costs.

10.7.2

In the six months prior to the Signing Date, no such customer and no such supplier has (i) terminated or announced that he intends to terminate his business relationship with any of the Group Companies; (ii) materially reduced or announced that he intends to materially reduce his business relationship with any of the Group Companies; or (iii) changed or announced that he intends to change the conditions under which he is doing business with any of the Group Companies. There are no reasons that might cause a customer or a supplier of any of the Group Companies to (i) terminate his business relationship with any of the Group Companies; (ii) materially reduce his business relationship with any of the Group Companies; or (iii) change the conditions under which he is doing business with any of the Group Companies.

10.8	Products

10.8.1

As of the Signing Date, no pending product liability claims and no claims under product warranties have been raised in writing against any of the Group Companies. The products manufactured or sold by the Group Companies do not have any design or serial defects. All packaging, information on packaging and operation manuals used by the Group Companies in relation to Group Companies’ products, including advertisements or other product descriptions, are correct and complete according to current locally applicable legislation and may be used to sell the products on their existing markets. The Group Companies are unrestricted to develop and distribute their current and future products.

10.8.2

In the past three (3) years prior to Signing, no defects in Group Companies’ products or malperformance in Group Companies’ services have resulted in any liability to pay damages in an amount of more than EUR 30,000 in each single case whereby a number of related cases counts as a single case.

10.8.3

The Group Companies hold all certifications which are necessary for conducting the Business, including, for example, certifications which attest general compliance with certain technical standards developed by classification societies, e.g. in view of certain product designs, certain product types etc. The Group Companies and their products are, and were in the past, in compliance with applicable certification requirements, technical standards and relevant product-related requirements.

10.8.4

Unless disclosed in Schedule 10.8.4, Products of the Group Companies are not, and were not in the past, developed and/or sold for military purposes, the Group Companies do not, and did not have in the past, customers in the defense sector and the Group Companies do not have knowledge of any military use of their products. Unless disclosed in Schedule 10.8.4, Products of the Group Companies are not, and were not in the past, developed and/or sold for the use in connection with critical infrastructures in Germany as defined in applicable laws (for example for energy supply infrastructures).

10.9	Environmental Matters

10.9.1

During the five (5) year period prior to Closing, the Group Companies have been, and presently are, in compliance with Environmental Law, and no Group Company is, nor has it been during this period, in breach of Environmental Law.

10.9.2

All required Environmental Consents have been obtained by the Group Companies, are in full force and effect (wirksam und bestandskräftig) and have been complied with in all respects during the past five (5) year period prior to Closing.

10.9.3

There is no civil, criminal, regulatory or administrative proceeding, claim or other suit or investigation of which any of the Group Companies has been notified in writing, in progress against any Group Company relating to Environmental Law or Environmental Consents, nor have any such investigations (of which the Group Company has been notified in writing) or proceedings taken place or been settled in the five (5) years and to the Sellers’ Knowledge no such investigations or proceedings are pending or have been threatened in the last five (5) years.

10.9.4

To Sellers’ Knowledge, there is no relevant Contamination present at, on, in, under, or emanating from any property (including in any buildings, infrastructure or equipment) currently or formerly used or owned for which any of the Group Companies could be held liable, and also no such Contamination is suspected. Also, none of the Group Companies caused any Contamination in the past for which it could be held liable.

10.9.5	“Contamination” means the presence of any Hazardous Substance on or before the Signing Date in the soil, air within soil, groundwater or surface water.

10.9.6

“Environment” means all or any of the following media (alone or in combination): air; water; soil and land and any ecological systems and living organisms supported by any of those media, including man and his property.

10.9.7

“Environmental Consent” means any license, approval, authorization, permission, permit, registration, notification, waiver, order or exemption which is issued, granted or required under Environmental Law to or by any of the Group Companies;

10.9.8

“Environmental Law” means all statutes, by-laws, regulations and subordinate legislation, judgments, notices, orders, circulars and codes of practice issued thereunder (including laws of the European Union) to the extent they are legally binding concerning any Environmental Matter.

10.9.9

“Environmental Matter” means (i) the pollution or protection of, or compensation of damage or harm to, the Environment; and/or (ii) environmental compliance matters including without limitation with regard to the placing on the market of Hazardous Substances; and/or (iii) emissions, discharges or releases into, or the presence in the Environment of Hazardous Substances and/or (v) the control, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

10.9.10

“Hazardous Substances” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapor alone or in combination with any substance) which is capable of causing harm or damage to the Environment, to human health or to public health or welfare or capable of causing a nuisance.

10.10	Permits

The Group Companies hold all relevant permits, licenses and other public law approvals (öffentlich-rechtliche Genehmigungen) which are necessary to conduct the Business or which are otherwise required by the Group Companies (the “Permits”). The Permits are in full force and effect (wirksam und bestandskräftig) and to the Sellers’ Knowledge have not been challenged (angefochten) by any third party. No proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) or adverse amendment of any Permit have been notified or to the Sellers’ Knowledge threatened.

10.11	Public Subsidies

Except as disclosed in Schedule 10.11, none of the Group Companies has been granted or received during the ten (10) year period prior to the Signing Date any public subsidies or grants (öffentliche Förderung/Beihilfen). The Group Companies are, and were in the past, in compliance with any obligations and requirements relating to any public subsidies or grants granted or received. ATG does currently not apply for a public subsidy.

10.12	Compliance with Laws

10.12.1

Except as disclosed in Schedule 10.12.1, the Group Companies have during the five (5) year period prior to the Signing Date conducted their Business and otherwise been in compliance with all laws (Gesetze, Verordnungen) that are or were in force binding for or otherwise applicable to any of the Group Companies, including without limitation applicable anti-sanctions laws, German, EU and US export control (including but not limited to the Office of Foreign Asset Control ("OFAC") and sanctions and the Specially Designated Nationals ("SDN") list administered by OFAC) and other foreign trade law, non-bribery laws, laws relating to foreign investment, foreign exchange control, privacy (including, without limitation, the Regulation (EU) 2016/679 (GDPR)), immigration, employment, safety production, product-related law (Produktrecht), wages and benefits, import, export and taxation, substances and chemicals law (Stoff- und Chemikalienrecht), building law (Baurecht), occupational health and safety law and furthermore including compliance with the Permits (collectively, “Applicable Law”). In particular, except as disclosed in Schedule 10.12.1, ATG has not transferred personal data to third countries without an adequate level of data protection. Where they have been transferring personal data to such countries, all as disclosed in Schedule 10.12.1, they have properly executed the applicable EU standard contractual clauses.

10.12.2	There is no order, decree, decision or judgment of any public authority outstanding with respect to any Group Company which is likely to have a relevant adverse effect upon the relevant Business.

10.12.3

No written notice has been, and, to Seller’s Knowledge, there are no reasons to believe that a notice will be received by any Group Company from any public authority with respect to any violation of, and/or failure to comply with, any Applicable Law, or requiring it or them to take or omit any action which in any such case is likely to have a material adverse effect upon the relevant Business.

10.12.4

To the Sellers’ Knowledge, there is currently no investigation or audit by any public authority, including data protection authority, pending or threatened and no public authority has notified any of the Group Companies of an intention to conduct such an investigation, audit or other administrative procedure, and none is expected by any of the Group Companies.

10.12.5

To the Sellers’ Knowledge, none of the Group Companies' employees have made or received any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers, employees of customers, suppliers, employees of suppliers or officials for purposes of doing business with such persons. The Group Companies were and are not engaged in business practices sanctioned by local or foreign anti-corruption or anti-money laundering law, including, but not limited to, the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.

10.12.6

Unless disclosed in Schedule 10.12.6, the Group Companies are not and have not been a party to any agreement, resolution or concerted practice the purpose or result (actually or potentially) of which is to directly or indirectly prevent, restrict or distort competition contrary to current competition or antitrust laws. The Group Companies have not abused any dominant position which would be contrary to current competition or antitrust laws, nor has any claim been raised against the Group Companies to that effect.

10.13	Material Agreements

10.13.1	Schedule 10.13.1 contains a list of all material agreements concluded by the Group Companies as of the Signing Date that fall under one of the following categories (the “Material Agreements”):

10.13.1.1	any partnership, joint venture or similar contracts involving the ownership or operation of any business with any other person;

10.13.1.2	any lease agreement relating to any Leased Real Estate;

10.13.1.3

any agreement relating to the IT Systems (e.g., software licenses, maintenance and support agreements, cloud service agreements, cybersecurity service agreements in each case except for commercial, off-the-shelf software licenses or similar) with a consideration of more than EUR 100,000 in the aggregate during calendar year 2020 or reasonably expected during calendar year 2021 or, if below such threshold, which relates to a material component of the IT Systems;

10.13.1.4

any Licensed-In IP Agreement with a consideration of more than EUR 50,000 in the aggregate during calendar year 2020 or reasonably expected during calendar year 2021; or, if below such threshold, which relates to a Licensed-In IP that is material for the operation of the Business;

10.13.1.5	any Licence-Out Agreement;

10.13.1.6	contracts obligating any of the Group Companies to loan any amounts to, assume a payment guarantee or make any investment or capital contribution in, any person;

10.13.1.7

any supply or purchase agreement (except for single purchase orders) pursuant to which any of the Group Companies is obligated to purchase goods or services for a consideration of more than EUR 250,000 (in words: two hundred fifty thousand euros) in the aggregate during calendar year 2020 or reasonably expected during calendar year 2021;

10.13.1.8

any customer agreement pursuant to which any of the Group Companies sells goods or services for a consideration of more than USD 500,000 (in words: US Dollars five hundred thousand) in the aggregate during calendar year 2020 or reasonably expected during calendar year 2021; and any customer agreement pursuant to which TSL sells goods or services for a consideration of more than USD 500,000 (in words: US Dollars five hundred thousand) in the aggregate;

10.13.1.9

any contract, indenture or other instrument relating to the borrowing of money by or the incurring of any indebtedness of the Group Companies of more than EUR 250,000 (in words: two hundred fifty thousand euros) in the aggregate during calendar year 2020 or reasonably expected during calendar year 2021;

10.13.1.10

any contract providing for ”earn-outs”, ”performance payments“ or other similar contingent payments by any of the Group Companies for an amount, in each case pertaining to its business, in excess of EUR 250,000 (in words: two hundred fifty thousand euros);

10.13.1.11

any employment or service agreements with any of the managing directors or employees which have received in 2020 or are entitled in 2021 to a total gross compensation in excess of EUR 100,000 (in words: one hundred thousand euros) (“Senior Employees”);

10.13.1.12	any agreements or other contracts with any company of the Sellers’ Group.

10.13.2

Each of the Material Agreements is in full force and effect and none of the Material Agreements have been materially amended. None of the Group Companies has received a written notice of termination with regard to the Material Agreements. Neither Group Company has materially breached any obligation of any Material Agreements. To the Sellers’ Knowledge, no other party to a Material Agreement has materially breached any obligation of a Material Agreement or has threatened to terminate or materially reduce any of the Material Agreements. None of the Material Agreements may be terminated by the respective contractual partner as a result of the execution or of the performance of the transactions contemplated by this Agreement.

10.14	Employment Matters

10.14.1

Schedule 10.14.1 contains an anonymized list of all employees and managing directors of all Group Companies and of all employees and managing directors of any Seller's Group Companies working exclusively in the Business as at 18 March 2021. Schedule 10.14.1 further states the commencement of the employment agreements of such employees (including managing directors) employed with and by the Group Companies or any Seller's Group Companies as well as their age, salary, bonus entitlement, sales or profit participation, weekly working time and special protection against dismissal.

10.14.2

Except as specified in Schedule 10.14.2, none of the listed employees/managing directors have terminated their employment, nor have any of them threatened in writing to terminate such employment, nor has any Group Company given notice of termination to any of these employees/managing directors.

10.14.3	Except within the ordinary course of business and except as specified otherwise in Schedule 10.14.3, no increases in salaries of Senior Employees have been agreed upon since 31 December 2020.

10.14.4

During the three (3) year period prior to the Signing Date the Group Companies, and the Seller's Group Companies with respect to the Business Employees, have been in compliance in all respects with all applicable laws relating to employment, employment practices, anti-discrimination, employment terms and conditions and working times, health and safety and social security laws and is not engaged in any unfair labour practice and there is no pending or threatened charge, complaint or grievance against any Group Company or, with respect to the Business Employees, the Seller's Group Companies related to any employment laws.

10.14.5

Schedule 10.14.5 provides a complete and correct list of all currently contracted independent contractors, temporary workers, apprentices, together with a summary of the fees, salaries and bonuses payable by the Group Companies. The Group Companies do not employ false self-employed persons (Scheinselbstständige). All fixed term employment contracts with employees will automatically terminate without further notice on the agreed termination date.

10.14.6

Schedule 10.14.6 contains a true and complete list of all employment agencies used by the Group Companies including a list of all employees leased by the Group Companies on the Closing Date. The Group Companies have at any time complied with all requirements under the German Employee Leasing Act (Arbeitnehmerüberlassungsgesetz) or comparable provisions under applicable foreign jurisdictions.

10.14.7

Schedule 10.14.7 includes a correct and complete list of all (i) reconciliation of interest agreement (Interessenausgleiche) and social plans (Sozialpläne) and (ii) any collective arrangements in the form of a general commitment (Gesamtzusage), standard practises (betriebliche Übung) shop agreements (Betriebsvereinbarungen) or collective bargaining agreements, each applicable to the employees of the Group Companies.

10.14.8	Schedule 10.14.8 includes a correct and complete list of all standard employment contracts for the employees of the Group Companies.

10.14.9

Except as set forth in Schedule 10.14.9, neither Sellers or Asset Sellers nor any Group Company or Seller's Group Company has granted or promised to any managing director or employee of the Group Companies or Business Employee any payment or benefit which will become payable or arise as a result of the transactions contemplated by this Agreement.

10.14.10

The accruals built within the Financial Statements to fund credits in working time and vacation of the employees of the Group Companies are sufficient to fund any claim of the employees with regard to overtime and vacation until the Signing Date Date.

10.14.11	No short time work (Kurzarbeit) was implemented in the Group Companies with respect to the employees of the Group Companies.

10.14.12	Except as set forth in Schedule 10.14.12 there are no

10.14.12.1

stock option plans, profit participation plans, warrants or similar share-based benefits, including phantom-share based remunerations or benefits applying to any managing director, employee or former employee of the Group Companies and no such plans have been promised to any of the persons listed,

10.14.12.2	loans granted by the Group Companies to directors, officers or employees or former employees and

10.14.12.3	post contractual covenants not to compete agreed with any managing director or employees or former employees of the Group Companies.

10.15	Retirement Benefits

10.15.1	Schedule 10.15.1 contains a correct and complete list of all pension schemes of the Group Companies and the entitlements of the Business Employees (“Pension Schemes”).

10.15.2	Schedule 10.15.2 contains accurate details of the employer and employee contribution rates to the Pension Schemes including with regard to the Business Employees.

10.15.3

No Group Company in respect of any employee provides or contributes to or is liable to provide or contribute to any pension schemes other than the Pension Schemes and any statutory social security plans operated under public law, statute or regulation in the relevant jurisdiction. Each employee and managing director of the Group Companies is insured according to (at least) applicable laws and the respective regulations of the applicable pension scheme.

10.15.4	The Pension Schemes are approved by and/or registered with all appropriate taxation, social security and supervisory authorities.

10.15.5

The Group Companies have fulfilled any and all entitlements of the employees and managing directors including contributions to the statutory and company pension scheme until the Signing Date on their respective due date. There are no claims of any pension scheme or any administrator of a pension scheme against any of the Group Companies.

10.16	Legal Disputes

Schedule 10.16 contains a correct and complete list of all litigation proceedings (gerichtliche Rechtsstreitigkeiten), arbitration proceedings (Schiedsverfahren), administrative procedures (behördliche Verwaltungsverfahren) and administrative proceedings (Verwaltungsgerichtsverfahren) that are intended by any Group Company or pending (rechtshängig) or threatened in writing by or against any Group Company, except for any litigation or arbitration or administrative proceedings where the amount in dispute does not exceed EUR 100,000.

10.17	Insurance

10.17.1

All insurance policies maintained by the Sellers’ Group or the Group Companies in relation to the Group Companies are in full force and effect and are not void or voidable. All premiums for the existing insurances have been paid when due. There are no claims outstanding under any of the existing insurances and there are no circumstances likely to give rise to such claims.

10.17.2

All material business assets which it is commercially reasonable to insure have at all material times been and are currently insured for amounts and with deductibles and excesses regarded by the Sellers’ Group as adequate against fire and other risks typically insured against by companies carrying on similar businesses or owning assets of a similar nature.

10.17.3

Schedule 10.17.3 contains a list and details of all insurance claims in excess of EUR 20,000 made by any member of the Sellers’ Group or a Group Company in respect of the Group Companies’ business during the three (3) years preceding the Signing Date.

10.17.4

No insurance claim made by any member of the Sellers’ Group or a Group Company in respect of the Group Companies’ business is outstanding at the Signing Date and all circumstances of which the Sellers are aware which might reasonably be expected to give rise to a claim under an insurance policy maintained by the Sellers’ Group in respect of the Group Companies’ business have been disclosed to the Purchasers.

10.18	Tax

10.18.1	The Group Companies have (taking into account any permitted extension) timely paid or withheld and remitted all material Taxes due and payable to the appropriate Tax Authority.

10.18.2

The Group Companies have (taking into account any permitted extension) timely filed all material Tax Returns to be filed, and all statements and information in such Tax Returns are correct and complete in all material respects and have been prepared in accordance with Tax Law and any agreements or arrangements made with any Tax Authorities.

10.18.3

The Group Companies have fulfilled their accounting and documentation obligations (including for transfer pricing purposes) in compliance with Tax Law in all material respects. The accounting and tax documentation of the Group Companies has been kept and updated in compliance with Tax Law in all material respects.

10.18.4

“Tax” means, in each case under German law or as well as any equivalent items under any applicable foreign law, any shall mean all domestic and foreign taxes, including income taxes (personal and corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, real property transfer taxes, payroll taxes, social security and pension contributions (mandatory or contractually agreed), and all other taxes, charges, duties, levies, penalties or imposts payable to any competent Tax Authority in any jurisdiction, as well as any interest, penalties, fines, surcharges, costs and expenses related thereto, excluding, for the avoidance of doubt, deferred taxes and tax loss carry forwards.

10.18.5	“Tax Authority” means any governmental or administrative public authority or court competent to administer, assess, impose, collect or enforce Taxes.

10.18.6	“Tax Law” means any laws relating to or imposing any Tax.

10.18.7

“Tax Return” means all returns (Erklärungen), preliminary returns (Voranmeldungen) and notifications (Meldungen) as well as all other documents, forms, computations, disclosures and registrations as required to be filed for Taxes under German or any other applicable foreign law including applications asserting non-liability for Taxes.

10.19	Assets

10.19.1

The Group Companies own all assets (for the avoidance of doubt, assets as used in this Section 10.19.1 includes also software) purported to be owned by them and required to conduct the Business as presently conducted. No asset used or owned by the Group Companies is subject to any contractual or statutory retention of title rights, Encumbrances, pledges or other security right (save for title retentions (Eigentumsvorbehalte) or other security instruments arising by means of operation of law entered into in the ordinary course of business consistent with past practice for liabilities which are reflected in the financial statements) and the Group Companies have the right to use all assets currently owned or used by them.

10.19.2

The Group Companies own, lease, license or otherwise lawfully use all fixed and current assets required to continue to operate the Business of the Group Companies after the Closing Date in accordance with prior practice.

10.19.3

All items of the fixed assets owned or used by the Group Companies are in good operating condition, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The inventories of the Group Companies have been acquired or manufactured and duly maintained in the ordinary course of business, consistent with past practice. Unless listed otherwise in Schedule 10.19.3, such inventories are not out of date, obsolete, are free from any defects and are saleable or usable for production in the ordinary course of business.

10.19.4

All tangible property owned or used by the Group Companies is sufficient and is in good condition to allow that the business activities of the Group Company can be continued in the same way as at the Signing Date.

10.19.5

All trade accounts receivable of the Group Companies have arisen from sales or services made in the ordinary course of business, consistent with past practice. The trade accounts receivable of the Group Companies reflected in the books and records of the Group Companies or the respective Financial Statements are legally existent and, to Sellers’ Knowledge, will be fully collectible on their respective due dates, except to the extent of any specific write-downs or provisions reflected in the Financial Statements.

10.19.6

No events have occurred indicating difficulties with or extraordinarily high expenses for any future service work to or maintenance of any asset during its normal working life. Unless listed in Schedule 10.19.6, to Sellers’ Knowledge no substantial or extraordinary investments in new or existing operating fixtures and equipment of the Group Companies are required or expected to allow continued ordinary operations of the Business.

10.19.7

The Group Companies own, lease, license or otherwise legally hold or have a legal right to use all material assets (whether real, personal, tangible or intangible, including information technology, know-how and any documentation relating thereto) which are presently used and necessary for the conduct of the Business as presently conducted. Unless described in Schedule 10.19.7, the Sellers do not hold rights or assets required or used by the Group Companies in conducting the Business after the Signing Date.

10.19.8

Unless described in Schedule 10.19.8, the Group Companies own, lease, license or otherwise legally hold or have a legal right to use all software licenses which are presently used and necessary for the conduct of the Business as presently conducted.

10.20	Intellectual Property Rights

10.20.1

“Intellectual Property Right(s)” means(s) any and all intellectual property and other intangible rights, whether registrable or not and whether registered or not, including patents, patent applications and patentable inventions, utility models and utility model applications, trademarks and trademark applications, design rights and design rights applications, domain names and domain name applications, copyrights, software, programs and Know-How (as defined below). For the purposes of this Section 10.20, Intellectual Property Rights do not include the copyrights regarding the Proprietary Software and Third Party Software which are covered in Section 10.21.

10.20.2

“Know-How” means a package of practical information, resulting from experience and testing, which is (i) secret, i.e. not generally known or easily accessible, (ii) substantial, i.e. significant and useful for the production of the contract products, and (iii) identified, i.e. described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfils the criteria of secrecy and substantiality. Know-How includes, in any event, trade secrets as such term is defined in the German Trade Secrets Act (and similar statutory laws in other jurisdictions, if and as applicable).

10.20.3	The Group Companies either own or have licensed-in the Intellectual Property used in the Business as conducted at the Closing Date.

10.20.4

Where the Group Companies have been using Intellectual Property Rights other than the Sold IP and other than Intellectual Property Rights they own (the “Licensed-In IP”), they have been using the Licensed-In IP under written and enforceable license agreements (the “Licensed-In IP Agreement(s)”) with the licensors. The Licensed-In IP Agreements cover the scope of use (and further parameters such as the term and termination rights) for the Intellectual Property Rights that the Group Companies require for the further operation of the Business as conducted as of the Closing Date.

10.20.5

To the extent that the Licensed-In IP contains Know-How the Group Companies have been protecting the Know-How through appropriate and not outdated measures against unprotected and unauthorized disclosure, and, to Sellers’ Knowledge, the Know-How has never been disclosed without protection and without authorization.

10.20.6

Sold IP and Licensed-In IP, as well as the Proprietary Software, the OSS and the Third Party Software (pursuant to Section 10.20), are sufficient and appropriate for the Group Companies to further operate the Business as conducted as of the Closing Date, and no other or further material Intellectual Property Rights are required for this operation.

10.21	Information Technology

10.21.1

Schedule 10.21.1 contains a complete and correct list of all self-developed software that is owned by the Group Companies (such software (including the object code, source code, and documentation, the “Proprietary Software”). There is no other self-developed or other software that is owned by the Group Companies. With respect to the Proprietary Software, Sellers guarantee the following:

10.21.1.1

All exploitation rights (vermögensrechtliche Befugnisse) in the Proprietary Software are held, in each case upon creation of the particular item or module of the Proprietary Software, exclusively (also in relation to the software developers) by ATG. Such exclusive exploitation rights include ATG’s exclusive, perpetual, irrevocable, non-terminable rights to further develop, change, otherwise modify, import, export, and commercialize the Proprietary Software in any known and currently unknown manner (and/or have others (be it other Group Companies or third parties) to do any of this), and all such rights are not limited in time, territory or scope and are freely transferrable and sublicensable (at multiple levels).

10.21.1.2

The Proprietary Software has been (and still is) developed exclusively by employees of ATG in Germany in the execution of their obligations under their employment agreement with ATG and/or following the instructions of ATG as their employer, and ATG and the employees were at all times (and are) in agreement that all exploitation rights shall be and are exclusively with ATG as the employer. No freelancer, third party, Seller Group Company or other Group Company contributed (or contributes) or was (or is) otherwise involved in the development of the Proprietary Software.

10.21.1.3

Schedule 10.21.1.3 contains a complete and correct list of all open source software that ATG (and/or any of the Group Companies) has been using in the development or otherwise in connection with the Proprietary Software (“OSS”). ATG (and the other Group Companies) have been taking appropriate and not outdated measures in order to prevent a copyleft or similar effect (with the consequence, if such an effect had occurred, that ATG’s exclusive exploitation rights in the Proprietary Software would have been eliminated or limited by the OSS-license terms) and no such effect has occurred or is, to Seller’s Knowledge, likely to occur. Except as otherwise outlined in Schedule 10.21.1.3, ATG (and the other Group Companies) have been using the OSS at all times in compliance with the applicable OSS-license terms (for example, GPLv1, GPLv2, GPLv3 and LGPLv2). Where, as outlined in Schedule 10.21.1.3, ATG (or any of the other Group Companies) had not been in compliance with the applicable OSS-license terms, such incompliance has been cured and no action (for example, by a copyright holder) has been taken or is threatened (or, to Seller’s Knowledge, likely to be threatened) on the basis that the use of OSS was (or is) not compliant with the OSS-license terms.

10.21.1.4

To the extent that ATG (and/or any other Group Company) has been using third party software (for example, together with the Proprietary Software installed on a test system or otherwise for or in connection with the IT Systems) (“Third Party Software”), such use by ATG and the other Group Companies has been at all times in compliance with the third party software license terms (for example, where ATG has installed the Third Party Software on their test systems sold or otherwise distributed to its customers, the Third Party Software license terms explicitly allow such sale or other distribution and use by the customer).

10.21.1.5

ATG (and/or any other Group Company) have granted licenses (for example, to customers or distributors) with respect to the Proprietary Software only in object code and/or scripts and only on a non-exclusive basis strictly limited to the extent such use is required for the operation of the test system in accordance with the applicable ATG test system manual.

10.21.1.6

ATG and the other Group Companies have been properly protecting the source code of the Proprietary Software as Know-How through appropriate and not outdated measures against disclosure, and, to Sellers’ Knowledge, the source code of the Proprietary Software has never been disclosed and/or licensed (including, for example, neither to escrow agents nor to customers).

10.21.2

The IT systems of the Group Companies, including the IT infrastructure, applications and other computer software, hardware, firmware, networks, interfaces and related systems of the Group Companies used (or otherwise required) for the operation of the Business (“IT Systems”),

10.21.2.1	have sufficient capacity and capabilities to operate the Business as currently conducted and are in good working condition unless listed in Schedule 10.21.2.1, and

10.21.2.2

have been (and still are) properly protected by appropriate and not outdated technical and organisational measures against any form of cyberattack such as phishing, ransomware, denial of service or the intrusion of malicious code or through Trojan horses, and

10.21.2.3

have been procured by the Group Companies under valid and enforceable agreements, such as license agreements, maintenance and support agreements, cloud agreements and other service agreements, and both, the Group Companies and the contracting parties (licensors, providers), have been properly fulfilling their obligations under those agreements, and

10.21.2.4

have all the specifications and capacities which the Group Companies require (i) in order to fully comply with any of their existing contractual obligations, in particular, but not limited to meet the performance levels contractually agreed and/or (ii) to fully comply with all legal requirements applicable to the Business.

10.21.3

During the three (3) years period prior to the Signing Date there has been no breakdown, or other technical malfunction, of the IT Systems which had or could have had a material impact on the Group Companies’ business and, to Sellers’ Knowledge, no cyberattack (as described above) has occurred and, to Sellers’ Knowledge, there are no indications that any of the foregoing will occur in the near future.

10.21.4

Except as disclosed in Schedule 10.21.4, to the Sellers’ Knowledge, none of the Group Companies has infringed or is, actually, infringing any Intellectual Property Rights of third parties (including OSS and Third Party Software), and, to the Sellers’ Knowledge, no third party or any Sellers’ Group Company has infringed or is, actually or likely, infringing the Proprietary Software.

10.22	Conduct of Business

Since the end of the financial year 2020 and unless otherwise disclosed in Schedule 10.22:

10.22.1

the Business of the Group Companies has been in all material respects carried on in the ordinary course so as to maintain the same as a going concern and there has been no material adverse change in the financial position of the Group Companies;

10.22.2

the Business of the Group Companies has been conducted in accordance with the covenants included in clause 5.1 and 5.2 (unless already disclosed in Schedule 10.13.1 as a Material Agreement) without regard to the exceptions described in clause 5.3;

10.22.3

there has not been any damage, destruction or other loss or matter (whether covered by an existing insurance or not) affecting the Business, profitability, prospects, financial position or assets of any of the Group Companies which has or would reasonably be likely to have a material adverse effect on the financial position, profitability, prospects, results of operations or business operations of the Group Companies;

10.22.4

the Group Companies have not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) or incurred any capital commitment otherwise than in the ordinary course of business.

10.23	No Other Sellers’ Guarantees

The Purchasers explicitly acknowledge

10.23.1

that they purchase and acquire the Shares and the business associated therewith in the condition they are in on the Signing Date based upon their own inspection and assessment of all the facts and circumstances, and that they undertake the purchase based upon their own decision, inspection and assessment without reliance upon any express or implied warranties or guarantees of any nature made by the Sellers, except for the Sellers’ Guarantees which shall remain unaffected;

10.23.2

that the Sellers give no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to the Purchasers (irrespective whether orally or documented) of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies;

10.23.3

that all budgets, prospects, expectations and other prognostic and/or forward-looking elements that Purchasers possibly rely on, or that may otherwise affect the execution hereof and/or the determination of the Consideration by the Purchasers, are the sole and exclusive responsibility of the Purchasers and that the Sellers do not assume any responsibility, obligations or liability for these elements and that the Purchasers shall have no rights whatsoever under, or in connection with, this Agreement against the Sellers should these elements prove incorrect. In particular, the Sellers have not commented on any expectations, qualifications and assumptions made by the Purchasers in their offer or in any other way which are the sole responsibility of the Purchasers, and the Sellers assume no liability of whatsoever nature with respect to such expectations, qualifications and assumptions, unless explicitly agreed in this Agreement; and

10.23.4

they have performed, with the assistance of professional advisors, a due diligence investigation with respect to the Group Companies and their business in the period as from 19 March 2021 up to (and including) 8 May 2021 and they have had (i) access to financial, legal, tax, commercial, operational, insurance and other information as provided by the Sellers, ATG and their advisors, (ii) access to the contents of the electronic data room established by the Sellers with the technical assistance of Donnelly Financial Solutions (the “Data Room”) and (iii) the opportunity to submit questions to and receive answers from Sellers and ATG on any matter that they deemed proper and necessary for the purpose of entering into this Agreement; and (iv) the opportunity to virtually meet with key management (the “Due Diligence Investigation”). The Due Diligence Investigation was generally in a form, scope and substance to the Purchasers’ satisfaction in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchasers have relied on their own independent investigation, analysis and evaluation of the Target Companies, the Shares and the Target Companies’ business, however, based on the information provided by the Sellers and the Target Companies in the Due Diligence Investigation.

10.24	Sellers’ Knowledge

“Sellers’ Knowledge” means the actual knowledge of facts and circumstances relating to the Sellers’ Guarantees that a managing director (Vorstand/Geschäftsführer) of the relevant Seller or any of the persons listed in Schedule 10.24 (i) has or could have had after reasonable inquiry with the remaining officers, managing directors or equivalents of ATG and TSL (the "Due Inquiry Addressees") into the matters relating to the respective statement as of the Signing Date, but shall not include attributable knowledge, including such information contained in files of the Sellers or of any Group Company, whereby it is irrelevant whether the respective person has concluded from the facts and circumstances that the respective Sellers’ Guarantee is incorrect, incomplete or misleading.

11.	ASSET SELLERS’&NBSP;GUARANTEES

11.1	Scope of Asset Sellers’ Guarantees

11.1.1

Xcerra hereby guarantees to Purchaser 3 regardless of fault (verschuldens‐unabhängig), subject to the requirements and limitations provided in clause 12 hereof, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 of the German Civil Code (BGB), that the statements set forth in clauses 11.2 and 11.4 (the “Xcerra Guarantees”) and the corresponding Schedules are correct, complete, and not misleading as of the Signing Date and EC Tech hereby guarantees to Purchaser 4 regardless of fault (verschuldens‐unabhängig), subject to the requirements and limitations provided in clause 12 hereof, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 of the German Civil Code (BGB), that the statements set forth in clauses 11.2 and 11.3 (the “EC Tech Guarantees”; jointly with the Xcerra Guarantees the “Asset Seller Guarantees”) and the corresponding Schedules are correct, complete, and not misleading as of the Signing Date and the Closing Date.

11.1.2

Clause 10.1 applies accordingly. The Asset Sellers’ Guarantees are given by each Seller as an individual debtor (als Einzelschuldner) and only in relation to itself and to those Sold Assets sold by such Asset Seller under this Agreement and, thus, each Seller shall only be liable to the respective Purchaser as an individual debtor (als Einzelschuldner) for its own due capacity and the Sold Assets as sold by them.

11.2	Status and Authority of Asset Sellers

11.2.1

Xcerra is duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts, USA and EC Tech is duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts, USA. The Asset Sellers have all requisite corporate power and authority to own their assets and to carry out their business.

11.2.2	Each Asset Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein.

11.2.3

This Agreement constitutes, and all other documents executed by the Asset Sellers under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of the Asset Sellers enforceable against the Asset Sellers in accordance with their terms.

11.2.4

The execution and performance by the Asset Sellers of this Agreement and the consummation of the legal transactions contemplated herein do not violate the articles of association (Gesellschaftsvertrag) or internal rules of management of any Asset Sellers and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Asset Sellers and to the Asset Sellers’ Knowledge there are no legal, investigatory or other proceedings pending or threatened against the Asset Sellers before any court, arbitration tribunal or governmental authority which in any manner challenges the Transaction or may result in its being prevented, altered or delayed.

11.2.5

As of the Signing Date, no insolvency proceedings have been, or have been threatened to be, applied for regarding the assets of any of the Asset Sellers and there are no circumstances which would require or justify the opening of or application of such proceedings.

11.3	Sold Inventory

EC Tech has good title to the Sold Inventory and is free to dispose of the Sold Inventory. The Sold Inventory is not subject to any contractual or statutory retention of title rights, Encumbrances, pledges or other security right. As far as EC Tech is aware, the Sold Inventory (i) is in good operating condition and is adequate for the uses to which it is being put, (ii) has been acquired or manufactured and duly maintained in the ordinary course of business, consistent with past practice, and (iii) is not out of date, not obsolete, free from any defects and saleable or usable for production in the ordinary course of business.

11.4	Sold IP

11.4.1

Except as disclosed in Exhibit 5.11, Xcerra is the sole and unrestricted owner of the Sold IP free of any liens, encumbrances or any other third party or other rights which limit the Purchaser 2’s full and unrestricted ownership of the Sold IP. As of the Closing Date, Xcerra has taken all actions and made all payments (such as application fees or renewal fees) if and as due in order to properly maintain the Sold IP.

11.4.2	Except as disclosed in Exhibit 5.11, as per the Signing Date, no Sold IP is subject to any contractual restrictions and no licenses have been granted.

11.4.3

Where commercially reasonable and appropriate, Xcerra has properly documented any material Know-How that is part of the Sold IP in writing or in text form so that, for example, a new employee may apply or use such Sold IP with use of such proper documentation

11.4.4

The Sold IP is neither subject to any pending infringement, opposition, public opposition, cancellation, revocation or correction proceedings, nor, to Seller’s Knowledge, being infringed by third parties.

11.4.5	As per the Closing Date, Xcerra is not aware of any potential proceedings which could result from the Sold IP.

11.4.6

To the extent that the Sold IP contains Know-How Xcerra has been protecting the Know-How through appropriate and state of the art measures against unprotected and unauthorized disclosure, and, to the knowledge of Xcerra, the Know-How has never been disclosed without protection and without authorization.

11.4.7	To Sellers’ Knowledge and as far as Xcerra is aware, no third party has infringed or is, actually or probably, infringing the Sold IP.

12.	REMEDIES; LIMITATIONS

12.1	Recoverable Damages

12.1.1

In the event that a Sellers’ Guarantee pursuant to clause 10 is breached (such event a “Breach of Guarantee”), the Sellers shall be obligated (“Guarantee Claim”) to put the respective Purchaser and/or, at the respective Purchaser’s sole discretion, the Group Companies, in such position as they would have been in had the Sellers’ Guarantee not been breached (restitution in kind – Naturalrestitution). This does not apply if such restitution in kind is not permitted by the nature of the breach or cannot be effected by the Sellers with reasonable effort. If the Sellers are unable to achieve restitution in kind within one (1) month after having been notified by the Purchasers of the breach, the Purchasers may claim monetary damages (Schadenersatz in Geld).

12.1.2

The Sellers shall be liable for any losses incurred by the respective Purchaser or the Group Companies as a direct result of a Breach of Guarantee. Sellers shall, however, not be liable for any indirect damages (mittelbare Schäden), consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), if and to the extent the indirect damage, consequential damage or loss of profits was not reasonably foreseeable and not covered by the purpose of the breached Guarantee (nicht angemessenerweise vorhersehbarer und nicht vom Schutzzweck der verletzten Garantie umfasster Schaden), administration, overhead and similar costs, punitive damages, any loss of goodwill or any reputational damage. Irrespective of the Purchasers’ method of calculating the Consideration for the Shares, only the actual losses incurred by the respective Purchaser or any Group Company are to be taken into account and no multiplier of any kind shall be applied to the amount of any damage, nor shall any potential or actual reduction (Minderung) in the value of the Group Companies be taken into account. The losses for which the Sellers are liable according to this clause 12.1.2 are collectively referred to as “Losses”.

12.1.3	The Sellers shall not be liable for and the respective Purchaser shall not be entitled to claim compensation for any Losses if and to the extent that

(i)

the underlying facts constitute a binding claim of the respective Purchaser or a Group Company against a third party other than the Parties, excluding insurance companies, and such claim is recovered by the respective Purchaser or the respective Group Company from such third party (provided that if such claim exists but – despite reasonable efforts – has not been realized by the respective Purchaser and/or the relevant Group Company, the Sellers shall only be obligated to pay damages to the respective Purchaser in exchange for an assignment of the respective claim against these third parties by the respective Purchaser or the respective Group Company to Sellers); or

(ii)	the Guarantee Claim is covered by a policy of insurance and the respective Purchaser and/or any Group Company can claim for a corresponding settlement amount; or

(iii)

the Guarantee Claim refers to amounts specifically taken into account (berücksichtigt) in the Group Company Accounts inter alia as reserves, liabilities, depreciation or write-down (individually or as lump-sum); or

(iv)

the Guarantee Claim results from a failure by any Purchaser or any member of the Purchaser Group (including, after Closing, the Group Companies) to abide by the terms of this Agreement or to avoid or mitigate damages pursuant to sec. 254 BGB; or

(v)	the relevant Loss is compensated by a corresponding advantage of the Group Companies or the Purchaser Group (Prinzip der Vorteilsanrechnung); or

(vi)	the relevant Loss would not have occurred but for any (i) legislation not in force at the Signing Date or (ii) change of law, regulation, directive, or constantly established administrative practice;

(vii)

the relevant Loss would not have occurred but for any voluntary act, omission or transaction carried out (i) after Closing by a Purchaser or any member of the Purchaser’s Group (or its respective directors, employees, or agents) outside the ordinary course of business of the Group Companies as at Closing or (ii) before Closing by any Sellers’ Group Companies or any Group Company at the direction of a Purchaser or any member of the Purchaser Group;

(viii)

the relevant Guarantee Claim is based upon a liability which is contingent only, in which case the Sellers shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make payment, it being understood that in such case, any period of limitation shall be suspended from the date of a notice under Section 12.3 until the obligation gives rise to an obligation to make payment.

12.1.4

Where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling the respective Purchaser to a claim or remedy under this Agreement, there shall be only one claim or remedy (no double counting). In particular, the foregoing shall apply if one and the same set of facts (Sachverhalt) qualifies as Breach of Guarantee under more than one of the Sellers’ Guarantees in which case the respective Purchaser is only entitled to assert a claim under the more specific Sellers’ Guarantee.

12.1.5

Without prejudice to its duty to mitigate any Losses, the respective Purchaser shall (or shall procure that the relevant member of the Purchaser Group shall) provide, at Sellers’ expense, all reasonable assistance to the Sellers to remedy any such breach.

12.2	Fair Disclosure and Purchaser’s Knowledge

12.2.1

The respective Purchaser shall not be entitled to any Guarantee Claim if and to the extent, in each case prior to the Signing Date, the facts or circumstances underlying the Breach of Guarantee have been Fairly Disclosed (as defined hereinafter) by the Sellers to a Purchaser or were actually known to a Purchaser or any member of the Purchaser’s Group. A Purchaser’s knowledge in this respect means the actual knowledge (positive Kenntnis) of the underlying facts or circumstances of the persons listed in Exhibit 12.2.1 (“Purchaser’s Knowledge”).

12.2.2

Any facts or circumstances upon which a Breach of Guarantee may be based are deemed to be “Fairly Disclosed” by the Sellers to a Purchaser if and to the extent that they have been disclosed in a manner to allow the Purchaser to reasonably assess the nature of the relevant matter either in

(i)	this Agreement including any of its Exhibits or Schedules;

(ii)

the documents contained in the Data Room, provided that the relevant information is stored in the Data Room in a respective folder or subfolder of the Data Room in which such information can be fairly expected by a reasonable purchaser or reviewer of the Data Room to be disclosed – electronic copies of all documents contained in the Data Room on 8 May 2021, 24:00 hrs have been stored on a DVD and a copy of such DVD will be submitted for evidence purposes to each of the Sellers and the Purchasers without undue delay after the Signing Date;

(iii)

the written or electronic answers to questions and/or information requests submitted by or on behalf of the Sellers to the Purchasers and their advisors in the course of the due diligence review of the Group Companies performed prior to the Signing Date as contained in the Data Room;

(iv)

any other written due diligence or similar documents regarding the Group Companies which were prepared in connection with the transactions contemplated in this Agreement and made available by or on behalf of the Sellers to any of the persons listed in Exhibit 12.2.1 prior to the Signing Date.

The information referred to in (i) to (iv) above is collectively referred to as “Disclosed Information”.

12.2.3

Any Disclosed Information Fairly Disclosed shall be deemed to be disclosed for all of the Sellers’ Guarantees, irrespective of whether such disclosure has been made with respect to a specific item or guarantee.

12.3	Notice

12.3.1

In the event of any Breach of Guarantee, the respective Purchaser shall give the Sellers written notice thereof without undue delay, describing in reasonable detail all facts or circumstances that give rise to the Breach of Guarantee and (as far as possible) the monetary value of the claim.

12.3.2

The respective Purchaser shall allow, and shall cause the Group Companies to allow, the Sellers and their accountants and their professional advisors to investigate the matter or circumstances alleged to give rise to a Guarantee Claim. For such purpose, the respective Purchaser shall, and shall cause the Group Companies to, provide such information and assistance as the Sellers or its accountants or professional advisors may reasonably request in order to evaluate the Guarantee Claim.

12.4	Third Party Claims

12.4.1

If a Purchaser becomes aware of any claim threatened or asserted by a third party (including a public authority) or of any other matter or circumstance which is reasonably likely to result in a Breach of Guarantee (“Third Party Claim”), the respective Purchaser shall promptly (and in any event within ten (10) Business Days of the respective Purchaser becoming aware of it) give written notice thereof to the Sellers, specifying the basis for such Third Party Claim in reasonable detail therein and supplying the Sellers with any time-sensitive documents, and shall grant the Sellers the opportunity to defend the respective Purchaser or any of the Group Companies against the Third Party Claim. Clause 12.3.2 shall apply accordingly.

12.4.2

In the event of a Third Party Claim, the Purchasers agree, and shall cause the Group Companies, to permit Sellers and their representatives to participate in the defense against the Third Party Claim. The foregoing shall include (i) to furnish to Sellers and their representatives in due course copies of any correspondence received from or sent to any third party (including any questions or information requests by any competent court of authority) in connection with the Third Party claim, (ii) to provide them access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel, and (iii) to give them the opportunity to participate in all meetings, conferences and discussions with the third party and to comment on any material correspondence and other material communication to be sent to the third party. The Purchasers shall further ensure that no Third Party Claim shall be settled, acknowledged or conceded without Sellers’ prior written consent.

12.4.3

In case the Sellers notify the respective Purchaser within twenty (20) Business Days after receipt of the notice according to clause 12.4.1 in writing and acknowledging their liability for the Third Party Claim (if any), the Sellers have the unconditional right to

12.4.3.1	participate in and lead all negotiations and correspondence with the third party,

12.4.3.2	appoint and instruct legal counsel to act for and on behalf of the respective Purchaser or any of the Group Companies, and

12.4.3.3	request that a claim be litigated or settled out of court in accordance with the Seller’s instructions.

The Sellers shall conduct such proceedings in good faith (nach Treu und Glauben) with reasonable regard to the concerns of the Purchasers and the Group Companies.

12.4.4

In no event shall the respective Purchaser acknowledge or settle, or permit any Group Company to acknowledge or settle, the Third Party Claim without the respective Seller’s prior written consent. The respective Purchaser and the Group Companies shall, at Sellers’ expense, fully cooperate with the Seller in the defense of any Third Party Claim, provide the Sellers and their representatives (including their advisors) access to all relevant business records and documents, and permit the Sellers and their representatives to consult with the directors, officers, employees and representatives of the respective Purchaser or any of the Group Companies.

12.4.5	For the avoidance of doubt, this clause 12.4 shall not apply to any claims which are governed by clause 13.

12.5	Liability Cap

12.5.1

With the exception of any liability of the Sellers pursuant to clauses 10.2 (Status and Authority of the Sellers), 10.3 (Due Incorporation and Status of the Group Companies) and 10.4 (Ownership of Shares) (“Material Liability”), the Sellers’ aggregate liability for all claims with respect to a Guarantee Claim shall be limited to an aggregate amount of EUR 1.00 (one euro).

12.5.2

The Sellers’ entire aggregate liability under and in connection with this Agreement shall in any case be limited to the Consideration Cap with the exception of the Material Liability for which Sellers’ entire aggregate liability shall be limited to the Consideration.

12.6	Warranty & Indemnity Insurance

12.6.1

The Purchasers confirm that they will on or about the Signing Date enter into an insurance policy (“Insurance Policy”) as protection for potential claims with respect to a Breach of a Seller’s Guarantee under this Agreement. The cover under the Insurance Policy includes potential claims of the Purchasers against the Sellers pertaining to Breaches of Seller Guarantees (“Insured Claims”). The Purchasers will directly and exclusively settle all Insured Claims with the insurer. Purchasers will pay and undertake to pay all premiums, Taxes and other costs in connection with the Insurance Policy.

12.6.2

The Purchasers herewith confirm that the terms of the Insurance Policy do not provide for any subrogation and/or recourse against the Sellers or any of their Affiliates for claims made by the Purchasers under the Insurance Policy except in the case of fraud or wilful misconduct.

12.6.3

For the avoidance of doubt, the limitation of Seller’s liability according to clause 12.5.1 shall apply even if (i) the Purchasers fail to (validly) conclude the Insurance Policy, (ii) the Insurance Policy is terminated or (iii) a specific Insured Claim is not (fully) covered by the Insurance Policy.

12.7	Time Limitations, Suspension

12.7.1

All claims for any Breach of Guarantee pursuant to clause 10 above shall become time-barred (verjähren) twenty-four (24) months after the Closing Date, except for claims based on a breach of the Sellers’ Guarantees given under clauses 10.2 (Status and Authority of the Sellers), 10.3 (Due Incorporation and Status of the Group Companies) and 10.4 (Ownership of Shares) which shall become time-barred five (5) years after the Closing Date (“Time Limitation”).

12.7.2

Any claim by a Purchaser hereunder must be notified to the respective Seller prior to the expiration of the applicable Time Limitation. Such notification suspends (hemmt) within the meaning of sec. 209 BGB such Time Limitation with respect to the specific claim so notified, provided that the respective Purchaser commences arbitration proceedings within six months after the expiry of the relevant Time Limitation. Sec. 203 BGB shall not apply unless the Sellers and the respective Purchaser agree in writing that the Time Limitation is suspended on the basis of pending settlement negotiations.

12.8	Tax Claims

In respect of any Guarantee Claims brought by the respective Purchaser due to a breach of a Sellers’ Guarantee pursuant to clause 10.18 (Taxes), clause 12.7.1 shall not apply and any such claims shall become time-barred upon expiration of the earlier of (i) six (6) months after the final and binding assessment of the relevant Taxes or (ii) the statutory limitation period for the relevant Tax.

12.9	Treatment of Payments by the Sellers

Any payments made by (i) the Sellers pursuant to clauses 12 and 13 shall be considered a reduction, or (ii) the Purchasers pursuant to clauses 12 and 14 shall be considered an increase of the Consideration agreed between the respective Seller and the respective Purchaser, unless otherwise provided for by mandatory law.

12.10	Fraud or Wilful Misconduct

None of the limitations of liability contained in this Agreement, including the Time Limitation, shall apply in case of a wilful act (Vorsatz) or deceit (arglistige Täuschung) by (i) the Sellers, provided that the burden of proof for such events shall be completely with the Purchasers, or (ii) the Purchasers, provided that the burden of proof for such events shall be completely with the Seller.

12.11	Exclusion of Further Remedies

To the extent permitted by law and unless expressly provided otherwise in this Agreement (and in particular in clause 10, which shall remain unaffected), any further claims and remedies are hereby expressly waived, including, without limitation, claims for breach of a pre-contractual duty (sec. 311 para 2 and 3, 241 para. 2 BGB), claims based on a breach of duty arising from an obligation (Verletzung einer Pflicht aus dem Schuldverhältnis) other than under this Agreement, claims based on statutory warranty provisions (gesetzliche Gewährleistungsbestimmungen) and liability in tort (unerlaubte Handlung) as well as any other claims which could, due to a revocation (Rücktritt), action for avoidance (Anfechtung), reduction of the Consideration (Minderung) or other reasons, result in the termination (Beendigung), ineffectiveness (Unwirksamkeit) or a reversal (Rückabwicklung) of this Agreement, in an amendment of its content or in a refund or reduction of the Consideration, except if and to the extent that any such claim is based on a wilful act (vorsätzliche Handlung) or on deceit (arglistige Täuschung) by the Seller.

12.12	The provisions of this clause 12 shall apply accordingly to the Asset Sellers’ Guarantees.

13.	Taxes

13.1	Tax Indemnity

13.1.1

Cohu Semi agrees to indemnify Purchaser 1 from and against any Taxes imposed on ATG and ATG Taiwan relating to Tax assessment periods ending on or before the Closing Date (the “Pre-Closing Date Period” and the “Indemnifiable Taxes”) but in any case only if and to the extent that the Indemnifiable Taxes and with respect to Taxes imposed on ATG Taiwan any Taxes imposed on it with respect to the pre Closing Date portion of the Straddle Period . “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

a)

in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of ATG Taiwan ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

b)

in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

13.1.2	The indemnity pursuant to 13.1. shall in any case only apply if and to the extent that the Indemnifiable Taxes

13.1.2.1	have not been paid at the Closing Date; and

13.1.2.2

exceed the amount of all Tax accruals (Steuerrückstellungen) or Tax liabilities (Steuerverbindlichkeiten) included in the Closing Date Financial Statement irrespective of whether such accruals or liabilities relate to the specific Tax giving rise to such claim; and

13.1.2.3

are neither recovered nor recoverable by the Purchaser Group from a third party (it being understood that, if a final and binding claim exists, but has not been realized by Purchaser Group, the respective Seller shall only be obligated to indemnify the respective Purchaser in exchange for an assignment of the respective claim against these third parties by Purchaser Group to such Seller); and

13.1.2.4

are not directly or indirectly caused or triggered by (i) any change in the accounting and taxation principles or practices of the Group Companies after the Closing; or (ii) any transaction, action, omission, declaration or other measure initiated or executed by a Purchaser, any person affiliated with a Purchaser, or – after the Closing – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the change in transfer pricing, the amendment of any Tax Return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case unless required under mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles); and

13.1.2.5

do not correspond to or cannot be offset against Tax reductions (Steuerminderung) or Tax refunds, in each case arising out of or relating to circumstances triggering the Tax indemnification claim pursuant to this clause 13.1.1, including but not limited to reciprocal effects (Wechselwirkung) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasen‐verschiebung) or from a transfer of items relevant for Taxes (e.g. turn-over, income, expenses, VAT payable corresponding to an input VAT refunded etc.) into another Tax assessment period or a transfer of Tax items from one entity to another entity, and occurring on or after the Closing Date at the tier of the Group Companies, a Purchaser, or an entity affiliated with a Purchaser (altogether “Tax Benefit”). Thereby it is understood that such Tax Benefit shall be equal to the following amount: (i) face-value of the actually realized Tax Benefit if and to the extent the Tax Benefit relates to Taxes other than income taxes (such as corporate income tax and trade tax), or (ii) the net present value of the Tax Benefit if and to the extent the Tax Benefit relates to income taxes whereby the net present value shall be determined on the basis of the statutory Tax rate applicable in the respective jurisdiction at the Closing Date and a discount factor of 2.5%; and

13.1.2.6	do not result from the signing of the Agreement or the consummation of the transactions contemplated in the Agreement (other than the change of ATG's fiscal year and the termination of the PLTA).

13.1.3

Credence will indemnify Purchaser 2 from and against any unpaid Taxes of TSL attributable to a Tax period ending on or prior to the Closing Date or the pre Closing Date portion of the Straddle Period. Clause 13.1.1 applies mutatis mutandis.

13.1.4

Any indemnification payment to be made by a Seller pursuant to this clause 13.1 is due forty-five (45) Business Days after the respective Seller has been notified in writing by the respective Purchaser about the payment obligation and the corresponding payment date and has received a copy of the underlying Tax assessment or payment order of the competent Taxing Authorities, but (i) in no case earlier than the date at which the Tax to be indemnified is due and payable to the Taxing Authority, if payment is made directly to the Taxing Authority in accordance with the following sentence, or (ii) not later than two (2) Business Days prior to the date at which the Tax to be indemnified is due and payable to the Taxing Authority, if payment is made to the respective Purchaser or the respective Group Company. The Sellers are entitled to make the indemnification payment directly to the bank account of the Taxing Authorities. On request of the Sellers, the respective Purchaser shall at Sellers’ cost procure that the respective Group Company undertakes best efforts to defend the tax position advocated by Sellers, to the extent reasonable under applicable laws, or to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung) or equivalent application in foreign jurisdiction; clause 13.5 shall apply. The respective Purchaser shall not be obliged to grant any security to the Tax Authorities in order to receive a suspension of execution; if required by the Tax Authority for the granting of a suspension of execution, however, the respective Seller shall be entitled at its discretion to provide at its own cost and expense such security to the respective Tax Authority. If the Tax for which an indemnification payment has been made is subsequently reduced, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the respective Purchaser to the Sellers, including all interests paid thereon by the respective Taxing Authority. Clause 13.2.2 and clause 13.2.3 shall apply mutatis mutandis to the existence of over-indemnification and the reimbursement obligation of the respective Purchaser.

13.2	Tax Refund; Overstated Tax Provisions; Tax Assets

13.2.1	The respective Purchaser shall pay to the respective Seller

13.2.1.1

any Tax refund for the benefit of a Group Company relating to a Pre-Closing Date Period received by the respective Purchaser or one of the Group Companies on or after the Closing Date (by receipt of cash payments, set-off, deduction or otherwise and net of any corresponding future Tax burden of the Group Companies; in calculating such future Tax burden clause 13.1.2.5, sentence 2 shall apply mutatis mutandis), if and to the extent such Tax refund exceeds the aggregate amount of all Tax refunds shown in the Closing Date Financial Statement (the “Tax Refund”); and

13.2.1.2

the total amount equal to any Tax accrual or Tax liability included in the Closing Date Financial Statement to the extent that they exceed the sum of actual Tax charges and therefore are or have to be dissolved in the relevant commercial balance sheet of the respective Group Company, and

13.2.1.3

the amount of any Tax Refund, Tax credit, any Tax item (including interest) that can be carried forward or backward as a Tax loss to reduce any Tax (in respect of a Tax item, however, only up to the amount of any reduced Tax) (altogether the “Tax Asset”) caused by reciprocal effects (Wechselwirkungen) resulting e.g. from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) or the transfer of items relevant for Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or the transfer of Tax items from one entity to another entity, (i) occurring after the Closing Date at the tier of ATG, any Group Company or any future direct or indirect shareholder or partner of any Group Company and (ii) corresponding to an increased Tax which due to the existence of a tax group between a Seller and any of the Group Companies is incurred at the tier of a Seller or any Sellers’ Group Company; as to the calculation of such Tax Asset, clause 13.1.2.5 sentence 2 shall apply mutatis mutandis.

13.2.2

The respective Purchaser shall notify the respective Seller without undue delay in writing of the receipt of any Tax Refund and the existence of a Tax accrual or Tax liability dissolved or to be dissolved within the meaning of clause 13.2.1.2 above.

13.2.3

Any amount payable to the Sellers pursuant to this clause 13.2 shall be due and payable after (i) the Tax Refund has been refunded (by receipt of cash payments, set-off or deduction) to the Group Companies (with regard to clause 13.2.1.1 above), (ii) the respective Tax liability or accrual has been or should have been dissolved in accordance with applicable GAAP (with regard to clause 13.2.1.2 above) and (iii) upon receipt of the Sellers’ notification of the assessment of any Tax giving rise to a payment obligation and a calculation of the Tax Asset, which a Seller claims to be payable under clause 13.2.1.2 (with regard to clause 13.2.1.2 above), but (where applicable) not earlier than two (2) Business Days before the assessed Taxes become due and payable.

13.3	Reverse Indemnity; VAT-matters

13.3.1

The respective Purchaser shall indemnify the Sellers and all Sellers’ Group Companies for all Taxes, losses or reductions of a Tax Asset relating to a Pre-Closing Date Period, if and to the extent these Taxes, losses or reductions of the Tax Asset are directly or indirectly caused by or result from

13.3.1.1	the breach of a covenant, obligation or other kind of commitment pursuant to this Agreement by a Purchaser or, after the Closing Date, also by the Group Companies; or

13.3.1.2

(i) any change in commercial or tax accounting methods of the Group Companies after the Closing Date; or (ii) any transaction, action, omission, declaration or other measure initiated or executed by a Purchaser, any company affiliated with a Purchaser, or – after the Closing Date – by one of the Group Companies or any future direct or indirect shareholder or partner of any Group Company (including, but not limited to, the change in the exercise of any Tax election right, the amendment of any Tax Return, the termination of any profit and loss absorption agreement or Tax consolidation scheme (other than between any of the Sellers on the one side and the Group Companies on the other side), the approval or implementation of any reorganizational measure or the sale of any asset), in each case to the extent such measures pertain to Pre-Closing Date Periods or have retroactive effect pursuant to statutory provisions (e.g. as a consequence of a retroactive transformation pursuant to the German Transformation Tax Act) and unless required under mandatory law.

Any such claim of the Sellers and the Sellers’ Group Companies shall be reduced by a corresponding Tax Asset for the benefit of the respective Seller or Sellers’ Group Company resulting from an event pursuant to clause 13.3.1.1 and 13.3.1.2 of this clause 13.3.1; clause 13.1.2.5, sentence 2 shall apply mutatis mutandis.

13.3.2

If and to the extent that Sellers’ or a Sellers’ Group Company’s Tax items that could be deducted, carried forward or backward as losses (including interest) are lost or reduced, the respective Purchaser will indemnify Sellers or Sellers' Group Companies only if and to the extent such Tax items could have been utilized by the Sellers or the Sellers' Group Companies. To substantiate that such utilization by the Sellers or the Sellers’ Group Companies would have been possible, it is sufficient (but also required) that the respective Seller or the respective Sellers' Group Company earns a taxable profit (before set off with existing losses or interest carried forward which were incurred after the Closing Date) and evidences such taxable profit to the respective Purchaser (e.g. through the submission of corresponding Tax Returns or Tax assessment notices; provided, however, in no event will Tax Returns for Credence be required to be submitted to the respective Purchaser). For the avoidance of doubt, it is in that respect irrelevant if the taxable profit leads to an effective tax payment at the level of the Sellers or the Sellers' Group Companies if such taxable profit is (or could be) set off against post Locked Box Date losses. The respective Purchaser will, already upon the loss or reduction of Tax items which could be deducted, carried forward or backward as losses (including interest) pursuant to clause 13.3.1, sentence 1, certify to the respective Seller or Sellers’ Group Company in writing that the indemnification will be satisfied provided that the conditions under clause 13.3.1, sentence 3 are met and evidenced in accordance with clause 13.3.1, sentence 4.

13.3.3

The indemnification or payment under clause 13.3.1 or clause 13.3.2 becomes due and payable forty-five (45) Business Days after the respective Purchaser has been notified in writing by one of the Sellers about the indemnification or payment obligation. To the extent Sellers or the Sellers’ Group Companies may claim an indemnification for Taxes, however, such indemnification does not become due and payable prior to the due date for such indemnified Taxes.

13.3.4

The Sellers are not liable for any Tax imposed on any Group Company in connection with the signing of the Agreement and the consummation of the transactions contemplated in the Agreement, a change of control or cancellation of fiscal unity that occurred in connection with the transactions contemplated in the Agreement (other than between any of the Sellers on the one side and the Group Companies on the other side) that occurred in connection with the transactions contemplated in the Agreement. The Purchasers shall not, and shall procure that none of the affiliates of the Purchasers (including none of the Group Companies) will, raise any claim against the Sellers or Sellers’ Group Companies in respect of Taxes resulting from the signing of the Agreement and the consummation of the transactions contemplated in the Agreement or such change of control or cancellation of fiscal unity. The Purchasers shall indemnify and hold harmless the Sellers and the Sellers’ Group Companies from all claims raised by any affiliates of a Purchaser (including any Group Company) with respect to the signing of the Agreement and the consummation of the transactions contemplated in the Agreement, a change of control or cancellation of fiscal unity between Cohu Semi and ATG.

13.4	Tax Returns; Tax Assessments

13.4.1

Cohu Semi only in relation to ATG and ATG Taiwan shall be fully responsible for the filing of all Tax Returns which (i) are income Tax Returns wholly related to a Pre-Closing Date Period, (ii) are Tax Returns on or before the Closing Date. Credence only in relation to TSL shall be fully responsible for the filing of all Tax Returns which (i) are income Tax Returns wholly related to a Pre-Closing Date Period, (ii) are Tax Returns due to be filed on or before the Closing Date.

13.4.2

The Purchasers shall be fully responsible for the Group Companies to timely file all Tax Returns other than those referred to in clause 10.18.2 and clause 13.4.1. The Tax Returns shall be consistent with the policies, procedures, practices and election rights adopted in the financial statements of the relevant Tax period as well as the Tax Returns for previous Tax periods of the Group Companies submitting such Tax Return, but only to the extent that the adopted policies, procedures, practices and election rights are in compliance with applicable laws. Any such Tax Return within the meaning of this clause 13.4.2 relating to a period beginning before the Closing Date shall be subject to the review and prior written consent of the Sellers. The Purchasers shall provide copies of any such Tax Return to the Sellers no later than sixty (60) days prior to the relevant due date of such Tax Return. The Sellers shall return their comments to the Purchasers or the respective Group Companies within thirty (30) days at the latest. If the Sellers and the Purchasers fail to reach an agreement on the contents of the Tax Returns, the Tax Returns shall be filed according to the instructions of the Sellers taking into account the legitimate interests of Purchasers (which, for the avoidance of doubt, can in no event prevail the legitimate interests of Sellers), except if and to the extent that these instructions do not comply with mandatory law (including, for the avoidance of doubt, applicable generally accepted accounting principles).

13.4.3

Tax Returns prepared and filed by one of the Sellers in accordance with clause 13.4.1, Tax Returns prepared and filed by the Purchasers and relating to a period beginning before the Closing Date in accordance with clause 13.4.2 as well as any other Tax Returns of one of the Group Companies relating to a Pre-Closing Date Period, shall not be amended or changed by the Purchasers or one of the Group Companies without the prior written consent of the respective Seller, except if the amendment or change is required by mandatory law.

13.4.4	The Purchasers shall provide complete copies of any Tax assessments (Steuerbescheide) relating to time periods beginning before the Closing Date to the Sellers without undue delay.

13.5	Tax Proceedings

13.5.1

Following the Closing Date, the Purchasers shall without undue delay notify the respective Sellers of any announcement or commencement of any Tax audit or administrative or judicial proceeding that is announced or commenced and that relates to a Pre-Closing Date Period (the “Tax Proceedings”) or to Indemnifiable Taxes. Such notice shall be in writing and shall contain factual information sufficiently describing the object of the Tax Proceeding or the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such Tax Proceeding or asserted Tax liability.

13.5.2

Sellers may control all Tax Proceedings at their option. . Other than as set forth in the preceding sentence, the Purchasers shall, and shall be fully responsible that the respective Group Company does, (i) give the respective Seller the opportunity to fully participate from the beginning on at the respective Seller’s own cost in all Tax Proceedings, (ii) upon the respective Seller’s request and at the respective Seller’s cost, challenge and litigate any Tax assessment or other decision of any Taxing Authority or Tax court if and to the extent it is related to a Pre-Closing Date Period or Indemnifiable Taxes and (iii) comply with any instructions given by the respective Seller in relation to the conduct of the Tax Proceedings referred in (i) and (ii) above taking into account legitimate interests of the respective Purchaser (which, for the avoidance of doubt, can in no event prevail the legitimate interests of Sellers). If the Sellers elect by a written request to lead Tax Proceedings (including but not limited to the objection of Tax assessment and appeals against court decisions) on their own or through counsel of their choice and at their expense, then the Purchasers shall promptly authorize, and shall cause the respective Group Companies to authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Sellers to represent the Purchasers and the respective Group Companies in the Tax Proceedings. In any case the Purchasers shall be fully responsible that after the Closing Date (i) no document or information related to the Pre-Closing Date Period or to Tax Proceedings is submitted to any Taxing Authority without the prior written consent of the Sellers, which shall not be unreasonably withheld and deemed to be given at least two (2) Business Days prior to the due date of such submission if the submission of a specific document or information is required by mandatory law and the respective Seller has been notified in writing by a Purchaser or the respective Group Company about this submission requirement ten (10) days prior to the submission date, unless an immediate submission is required by law. The Purchasers shall be responsible that after the Closing Date no Tax Proceeding is settled without the prior written consent of the Sellers, such consent not to be unreasonably withheld.

13.5.3

The Purchasers shall fully cooperate, and shall cause the respective Group Company and their representatives to fully cooperate, at Seller's expense, with the Sellers with respect to all Tax Proceedings. The Purchasers shall in particular be fully responsible that the Sellers obtain any documents or information relating to a Pre-Closing Date Period which is or could be necessary for the Sellers to avoid or mitigate any liability under this clause 13, protect a legal position under this clause 13 or to protect a Tax Refund under clause 13.2 above. Sellers shall bear the cost and fees of their own advisors. The Purchasers shall be liable that upon written request and reasonable advance notice, the respective Seller shall also be granted the possibility to examine such documentation at the business premises of the relevant Group Company, to question employees and permit to copy and photograph such documents and records, in each case to be coordinated through the respective Group Company’s management. The Purchasers shall, and shall be fully responsible that the relevant Group Companies shall, store all records, documents and information relating to Tax Proceedings until the expiration of any applicable statute of limitations. Necessary outside counsel costs incurred by the Purchasers shall be borne by Sellers, if and to the extent such outside counsel has been involved on a Seller’s request.

13.5.4

The Purchasers shall fully cooperate and take any action or measure to preserve, and shall cause the respective Group Company and their representatives to fully cooperate and to take any action or measure to preserve, and refrain from any actions or measures which may jeopardize, the recognition of the tax group created by virtue of the PLTA for the period beginning on 1 January 2015 and ending in accordance with this Agreement.

13.6	Limitations; Miscellaneous

13.6.1

Any claims of a Purchaser, the Sellers and the Sellers’ Group Companies under this clause 13 shall become time-barred upon the expiration of a period of three months after the final and binding (formell und materiell bestandskräftige) assessment of the respective Tax. The Sellers’ or Sellers' Group Companies' respective rights under clause 13.2 and clause 13.3 shall, however, not become time-barred before the lapse of three months after the respective due date pursuant to clause 13.2.3 or clause 13.3.3 has occurred. Any claim by the Sellers or Sellers' Group Companies hereunder must be notified to the respective Purchaser prior to the expiration of the applicable time limitation. Such notification suspends (hemmt) within the meaning of sec. 209 BGB such time limitation with respect to the specific claim so notified, provided that the respective Purchaser commences arbitration proceedings within six months after the expiry of the relevant time limitation. Sec. 203 BGB shall not apply, unless the Sellers and the Purchasers agree in writing that the time limitation is suspended on the basis of pending settlement negotiations.

13.6.2

If a Purchaser breaches its covenants, obligations or commitments pursuant to clause 13.4.2, sentence 4 to 9 or clause 13.5 and the Sellers are materially prejudiced by such breach, Sellers shall not be obliged to indemnify such Purchaser anymore from Taxes (or parts thereof) which are affected by such breach, unless such Purchaser can evidence that the respective Taxes (or parts thereof) would also have been incurred had such Purchaser satisfied the relevant covenant, obligation or commitment. If a Purchaser breaches its covenants or obligations under clause 13.4.2, sentences 1 to 3, or if a breach pursuant to sentence 1 does not materially prejudice the Sellers, Sellers shall not be obliged to indemnify from Taxes (or parts thereof) if and to the extent the Sellers can evidence that the corresponding tax liability would not have been incurred had such Purchaser properly complied with its covenant, obligations or commitment.

13.6.3

As it relates to the Sellers’ Group Companies, clause 13.3 constitutes a contract for the benefit of a third party within the meaning of Section 328 para. 1 BGB (Vertrag zugunsten Dritter) respectively.

13.6.4

Within the meaning of this clause 13, the terms Sellers, Cohu Semi, Credence, Sellers’ Group Companies, Purchasers, Purchaser Group, Group Companies, ATG, ATG Subsidiaries, TSL and direct or indirect shareholders, members or partners shall also embrace any of their legal successors.

13.6.5

This clause 13 shall provide the sole remedy for any Tax related remedies except for Taxes which shall be (i) borne by the Sellers pursuant to clause 12 or (ii) borne by the Purchasers pursuant to clause 3.4 or clause 22.2, which clauses (referenced under (i) and (ii)) shall prevail respectively. For the avoidance of doubt, the Purchasers shall recover with respect to a particular claim only once and without duplication.

14.	PURCHASER GUARANTEES

14.1	Purchaser Guarantees

The Purchasers hereby guarantee to the Sellers – to the extent legally possible – regardless of fault (verschuldensunabhängig), subject to the requirements and limitations provided in clause 14.2, by way of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of sec. 311 para. 1 BGB, that the following statements (the “Purchaser Guarantees”) are correct, complete, and not misleading as of the Signing Date and as of the Closing Date or as of such other date expressly stated in the respective Purchaser Guarantee. The Purchaser Guarantees are given by each of Purchaser 1 and 3 as an individual debtor (als Einzelschuldner) and only in relation to itself and, thus, each of Purchaser 1 and 3 shall only be liable to the respective Seller as an individual debtor (als Einzelschuldner) for its own due capacity.

14.1.1

Purchaser 1 is duly incorporated and validly existing under the laws of Germany, Purchaser 2 is duly incorporated and validly existing under the laws of Sweden and Purchaser 3 is duly incorporated and validly existing under the laws of The Commonwealth of Massachusetts, USA. The Purchasers have all requisite corporate power and authority to own their assets and to carry out their business.

14.1.2

The Purchasers have all requisite corporate power and authority and have been duly authorized by all necessary corporate actions to enter into and perform this Agreement and the legal transactions (Rechtsgeschäfte) contemplated herein.

14.1.3

The execution and performance by the Purchasers of this Agreement and the consummation of the legal transactions contemplated herein do not violate the Purchasers’ respective articles of association (Gesellschaftsvertrag) or internal rules of management and do not violate any applicable statutory provision, judgment, injunction or other rule binding upon the Purchasers and there are, to the Purchasers’ Knowledge, no legal, investigatory or other proceedings pending or threatened against the Purchasers before any court, arbitration tribunal or governmental authority which in any manner challenges the Transaction or may result in its being prevented, altered or delayed.

14.1.4

The Purchasers have available cash which will at Closing provide in immediately available funds the necessary cash resources to pay the Consideration and to make all other payments required to be made under or in connection with this Agreement.

14.2	Remedies and Limitations

Clauses 12.1, 12.5, 12.10 and 12.11 relating to remedies of the Purchasers for Breaches of Guarantee shall apply mutatis mutandis to breaches by the Purchasers of Purchaser Guarantees, provided that all claims of the Sellers under this clause 14 shall become time-barred five (5) years after Closing.

15.	POST-CLOSING UNDERTAKINGS

15.1	Non-Compete Undertaking

For a period of twenty-four (24) months after Closing, neither Seller shall, and Sellers shall procure that none of the Sellers’ Group Companies do, directly or indirectly, engage in any activity that would compete with the Business as presently conducted (the “Restricted Activity”) within the territory in which the Group Companies are conducting the Business on the Closing Date, including, for the avoidance of doubt, holding, directly or indirectly, any shares, partnership interests or other equity interests or voting rights in any legal entity or partnership engaging, directly or indirectly, in any Restricted Activity (with the exception of mere financial investments, i.e. holding not more than 5% of the shares or voting rights in another legal entity).

15.2	Non-Solicitation

For a period of twenty-four (24) months after Closing, neither Seller shall, and Sellers shall procure that none of the Sellers’ Group Companies do, directly or indirectly, solicit or entice away from the Group Companies any employee of the Group Companies with the exception of persons who have been given notice of termination (Kündigung) by the respective Group Company or whose employment was terminated by mutual consent or who actively apply for vacant positions within the Sellers’ Group due to a general employment advertisement addressed to the public.

15.3	Breach

In the event of a breach of the covenants set forth in clause 15.1 or 15.2, the respective Purchaser may request the respective Seller (i) to immediately cease, or procure that the Sellers’ Group Company immediately ceases, the activities constituting such breach and (ii) to compensate the respective Purchaser (or, in such Purchaser’s discretion, the respective Group Company) for any damages suffered from or in connection with such breach.

15.4	Transfer of Certain Employees to Purchasers

15.4.1

The Parties acknowledge that the employees set out in Schedule 15.4.1 are currently employed with Cohu Interface Solutions LLC or Xcerra (Thailand) Company Limited, respectively, and exclusively work for the Business (each such employee a “Business Employee”). It is the mutual intention of the Parties to transfer, after Closing, all Business Employees to an entity designated by Purchaser 2 reasonably prior to Closing. Therefore, Purchaser 2 shall, or shall cause an Affiliate of the Purchasers to, no later than five days prior to the Closing Date, offer employment effective on the day following the Closing Date, to all Business Employees, including Business Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Business Employees who accept such employment and commence employment on the day following the Closing Date, the “Transferred Employees”). The Purchasers shall use all commercially reasonably efforts to ensure that the process for making such offers of employment and the terms and conditions of such offers of employment (i) are designed to encourage all Business Employees to become Transferred Employees and (ii) comply with any requirements for transferring employment under Applicable Law. Sellers shall cooperate with Purchasers in making the offers described in this Section 15.4.1, and shall (A) actively encourage each Business Employee to accept an offer from a Purchaser or an Affiliate of a Purchaser and (B) not take any action or make any statement intended to retain any Business Employee.

15.4.2

During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing Date, Purchasers shall, or shall cause an Affiliate of Purchasers or its designated third party to, provide each Transferred Employee with compensation and benefits and terms and conditions of employment in line with Purchaser 2’s group policy for benefits and terms and conditions. Once the Transferred Employee is hired by the applicable Purchaser or its designated third party, such Transferred Employee shall be deemed to be a continuing employee of Purchaser or its designated third party and entitled to receive service credit for all benefit and other matters for time served with the applicable Seller prior to the Closing. Regardless of whether the applicable Purchaser successfully hires the Transferred Employee, Purchaser shall be responsible for any and all severance and other separation costs associated with the Transferred Employee, and shall indemnify all Sellers against same. Purchasers or their Affiliates shall, in particular, be responsible for any and all severance and other separation costs associated with any Business Employee who elects not to become a Transferred Employee, and shall indemnify all Sellers against same.

15.4.3

This clause 15.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this clause 15.4, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this clause 15.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this clause 15.4 shall not create any right in any Transferred Employee or any other person to any continued employment with the Seller, any Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever except as may be expressly set forth herein. The Parties shall discuss the transfer of working equipment of any Business Employees reasonably prior to Closing.

15.5	Insurance

15.5.1

In respect of claims against any of the Group Companies arising from events prior to the Closing Date, Sellers shall procure that the Group Companies have access to all insurance policies that have been in effect to the benefit of the Group Companies prior to Closing.

15.5.2

In relation to any claims against any of the Group Companies made pursuant to policies and liability coverage for directors and officers of the Business, the Sellers will procure that "extended discovery period,", "run-off" or similar cover is in place to ensure ongoing coverage for pre-Closing Date loss events for a period of six (6) years following the Closing Date (in line with the same limits and deductibles in place prior to Closing). If and to the extent such “extended discovery period”, “run-off” or similar cover results in extra premium such premium shall be at Purchaser 2’s expense unless Purchaser 2 – upon notification of such additional premium – elects against such extension.

15.6	Use of Sellers’ Brands etc.

15.6.1

The Parties agree that Purchasers have the royalty-free right to use Sellers Group’s brands, trademarks, business names, logos and slogans for the Group Companies to a reasonable extent but only insofar as the Group Companies have used such brands, trademarks, business names, logos and slogans in the twelve months prior to Closing within a transition period of four and a half months after Closing.

15.6.2	Purchasers shall indemnify and hold harmless the Sellers from any Losses, costs, damages or similar that result from the use of such brands, trademarks, business names, logos and slogans post Closing

16.	GUARANTEE AND INDEMNITY

16.1

In consideration of the Sellers entering into this Agreement, Purchaser 2 unconditionally and irrevocably guarantees to the Sellers the due and timely performance and observance by Purchasers 1 and 3 of all their obligations, commitments, undertakings, warranties, indemnities, covenants and liabilities under or pursuant to this Agreement (“Guaranteed Purchaser Obligations”) and agrees to indemnify the Sellers against all losses, damages, costs and expenses (including legal costs and expenses) which the Sellers may suffer or incur through or arising in connection with any breach by another Purchaser of any Guaranteed Purchaser Obligations. The liability of Purchaser 2 under this clause 16.1 shall not be released or diminished by any rearrangement or alteration of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the Guaranteed Purchaser Obligations or any granting of time for such performance.

16.2

If and whenever another Purchaser defaults for any reason whatsoever in the performance of any Guaranteed Purchaser Obligation, Purchaser 2 shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers as they would have received if such Guaranteed Purchaser Obligation had been duly performed and satisfied by the respective other Purchaser. Purchaser 2 waives any rights which it may have to require the Sellers to proceed first against or claim payment from the respective Purchaser to the intent that as between the Sellers and Purchaser 2 the latter shall be liable as principal debtor as if it has entered all the Guaranteed Purchaser Obligations jointly and severally with the other Purchasers.

16.3

This guarantee and indemnity is to be a continuing security to the Sellers for all the Guaranteed Purchaser Obligations and shall not be satisfied, discharged or affected by an intermediate payment or settlement of account by, or change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, the other Purchasers or by any other matter or thing whatsoever.

16.4

This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may have or hold now or in the future for the performance and observance of the Guaranteed Purchaser Obligations.

16.5

As a separate and independent stipulation, Purchaser 2 agrees that any obligation expressed to be undertaken by another Purchaser under this Agreement (including, without limitation, any monies expressed to be payable under this agreement) which may not be enforceable against or recoverable from such Purchaser by reason of any legal limitation, disability or incapacity or any other fact or circumstance shall nevertheless be enforceable against or recoverable from the Purchaser 2 as though the same has been incurred by Purchaser 2 and Purchaser 2 were the sole or principal obligor in respect thereof and shall be performed or paid by Purchaser 2 on demand.

17.	GUARANTEE AND INDEMNITY OF SELLERS’&NBSP;GUARANTOR

17.1

In consideration of the Purchasers entering into this Agreement, the Sellers’ Guarantor unconditionally and irrevocably guarantees to the Purchasers the due and timely performance and observance by the Sellers and Asset Sellers of all their obligations, commitments, undertakings, warranties, indemnities, covenants and liabilities under or pursuant to this Agreement (“Guaranteed Seller Obligations”) and agrees to indemnify the Purchasers against all losses, damages, costs and expenses (including legal costs and expenses) which the Purchasers may suffer or incur through or arising in connection with any breach by any Seller or Asset Seller of any Guaranteed Seller Obligations. The liability of the Sellers’ Guarantor under this clause 17.1 shall not be released or diminished by any rearrangement or alteration of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the Guaranteed Seller Obligations or any granting of time for such performance.

17.2

If and whenever any Seller or Asset Seller defaults for any reason whatsoever in the performance of any Guaranteed Seller Obligation, Sellers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Purchasers as they would have received if such Guaranteed Seller Obligation had been duly performed and satisfied by the respective Seller or Asset Seller. The Sellers’ Guarantor waives any rights which it may have to require the Purchasers to proceed first against or claim payment from the respective Seller or Asset Seller to the intent that as between the Purchasers and Sellers’ Guarantor the latter shall be liable as principal debtor as if it has entered all the Guaranteed Seller Obligations jointly and severally with the Sellers and Asset Sellers.

17.3

This guarantee and indemnity is to be a continuing security to the Purchasers for all the Guaranteed Seller Obligations and shall not be satisfied, discharged or affected by an intermediate payment or settlement of account by, or change in the constitution or control of, or the insolvency of or winding-up or analogous proceeding relating to, any of the Sellers and Asset Sellers or by any other matter or thing whatsoever.

17.4

This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Purchasers may have or hold now or in the future for the performance and observance of the Guaranteed Seller Obligations.

17.5

As a separate and independent stipulation, Sellers’ Guarantor agrees that any obligation expressed to be undertaken by any Seller or Asset Seller under this Agreement (including, without limitation, any monies expressed to be payable under this agreement) which may not be enforceable against or recoverable from such Seller or Asset Seller by reason of any legal limitation, disability or incapacity or any other fact or circumstance shall nevertheless be enforceable against or recoverable from the Sellers’ Guarantor as though the same has been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.

18.	ACCESS TO BOOKS AND RECORDS

18.1

For a period of ten (10) years following the Signing Date, but in no event longer than the statutory terms to preserve business records (gesetzliche Aufbewahrungsfristen), the Group Companies shall, and the Purchasers shall procure that the Group Companies shall, keep all documents, data and books of the Group Companies and shall grant the Sellers and their authorized representatives access, during normal business hours and upon reasonable advance notice, to any and all documents, data and books of the Group Companies relating to time periods prior to the Closing Date and the Purchasers shall procure that the Group Companies allow the Sellers to appropriately review the documents, data and books of the Group Companies relating to time periods prior to the Signing Date and to make, at Sellers’ costs, copies or printouts.

18.2	Section 18.1 shall apply mutatis mutandis to each of the Asset Sellers with respect to the Sold IP and Sold Inventory.

19.	CONFIDENTIALITY AND PRESS RELEASES; COOPERATION

19.1	The Parties mutually undertake

19.1.1	to keep the contents of this Agreement secret and confidential vis-à-vis any third party,

19.1.2	not to use the contents or the fact of existence of this Agreement for their own benefit or for the benefit of others, except as allowed under this Agreement, and

19.1.3	to protect the contents of this Agreement effectively against access by third parties.

19.2

Neither the Parties nor their representatives will disclose publicly any information in connection with this Agreement nor issue any press release or similar public announcement without obtaining prior written consent of the other Parties, except to the extent that the relevant facts are in the public domain or their disclosure is required by an applicable stock exchange regulation, a binding court order or by law. Where disclosure is required by an applicable stock exchange regulation, court order or by law, the Parties shall, so far as it is lawful and practical to do so prior to such disclosure, inform each other Party prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. The text of such announcement which is required by law shall be approved by each other Party prior to the disclosure if reasonably possible. Disclosure can also be made to a Party’s professional advisors, financiers and their professional advisors on a confidential basis.

19.3

In the event that this Agreement is terminated in accordance with its terms, the Parties undertake to treat as strictly confidential any and all information received from the respective other Parties and the Group Companies in connection with the transaction and to destroy all documents and information which they have received from the other Parties and the Group Companies, together with any copies thereof, unless (i) such information has entered the public domain without a breach of the confidentiality covenant by the Purchasers, or (ii) the information cannot be destroyed under any document retention obligations, in which case access to it shall be limited to the legal representatives of the respective Party.

19.4

The Sellers and the Purchasers shall cooperate in good faith to provide for a smooth transition of the Group Companies to the Purchasers. The Parties will take all actions necessary to ensure the implementation of the transactions contemplated by this Agreement.

19.5

The Sellers shall procure that on or before the Closing Date, all agreements between any of the companies of the Sellers’ Group on the one side and any of the Group Companies or ETZ on the other side will terminate by mutual agreement with effect as of the Closing Date, except for (i) the PLTA for which clause 5 shall apply, and (ii) any agreements to be entered into pursuant to this Agreement.

19.6

Without undue delay after Closing, Credence shall provide all necessary assistance to, and cooperate with Purchaser 2 to procure TSL to complete the AMR Registration. Credence shall use its best endeavours to prepare, execute and provide Purchaser 2 in a timely manner with all the requisite documentation and information as required from time to time by AMR for the completion of the AMR Registration provided that Purchaser 2 shall keep Credence informed timely of the status and progress of the AMR Registration and provide Credence with copies of all documents submitted to, communications with or issued by AMR. Purchaser 2 shall get ready in a timely manner the requisite documentation (including without limitation the notarized and authenticated copy of business registration of Purchaser 2) and information as may be required from time to time by AMR for the completion of the AMR Registration. In the event of a failure by the Party in breach to perform any of its obligation under this clause 19.6, such breaching Party shall rectify the breach within ten (10) Business Days from the date of the written notice of rectification from the non-breaching Party; if the breach has not been rectified within [ten (10)] Business Days, the breaching Party shall fully indemnify and hold harmless the non-breaching Party as demanded, from all losses, damages, costs (including reasonable legal costs) that directly arise out of, result from, relate to, or are connected with such breach.

20.	NOTICES

20.1	Form of Notices

All legally binding statements and other notices in connection with this Agreement (collectively the “Notices”) shall be made in writing (email sufficient) unless another specific form is required by law.

20.2	Notices to Sellers

Any Notices to be delivered to the Sellers, the Asset Sellers and/or the Sellers’ Guarantor hereunder shall be addressed as follows:

Name, Position:          Mr Tom Kampfer, General Counsel; Mr Jeffrey Jones

Address:                      c/o Cohu, Inc, 12367 Crosthwaite Circle, Poway, CA  92064

Email:                          tom.kampfer@cohu.com; jeff.jones@cohu.com

With copy (which shall not constitute notice) to:

Name, Position:          Mr Larry W. Nishnick, DLA Piper US

Address:                      4365 Executive Drive Suite 1100, San Diego, California, 92121-2133, United States of America

Email:                          larry.nishnick@dlapiper.com

20.3	Notices to the Purchasers

Any Notices to be delivered to Purchaser 1 hereunder shall be addressed as follows:

Name, Position:          Mans Bjuggren

Address:                      Nytorpsvägen 9, 183 03 TÄBY, SWEDEN

Email:                            mans.bjuggren@mycronic.com

With copy (which shall not constitute notice) to:

Name, Position:           Mr. Achim Glade, Glade Michel Wirtz Partnerschaft von Rechtsanwälten mbB

Address:                      Kasernenstr. 69, 40213 Düsseldorf, Germany

Email:                            a.glade@glademichelwirtz.com

20.4	Change of Address

Each Party shall without undue delay give written Notice to the other Parties of any changes in the addresses set forth in clauses 20.2 to 20.3 above. In the absence of such communica‐tion, any Notices sent to the address stated above shall be deemed to have reached (zugegangen) a Party.

20.5	Notices to Advisors

20.5.1

The receipt of Notices or any copies thereof in connection with this Agreement by the Parties’ advisors shall not constitute the receipt, or serve as a substitute for the receipt of, such Notice by the Parties themselves.

20.5.2

Whether or not the advisor to a Party or the acting notary received the Notice for its/his/her information is irrelevant for purposes of determining receipt of the Notice by a Party, even if this Agreement specifically provides that Notice should be given to the respective advisor or acting notary for information purposes.

20.6	Joint Representatives

20.6.1

Without affecting any liability or obligations of Sellers and Asset Sellers or Sellers' Guarantor under this Agreement in any way, Sellers and Asset Sellers hereby grant to Sellers’ Guarantor an unconditional and unlimited power of attorney to coordinate their conduct under this Agreement and to act as Sellers’ and Asset Sellers’ and Sellers' Guarantors' joint representative ("Sellers' Joint Representative"), under release of the restrictions of Section 181 BGB (to the extent legally possible), in relation to Purchasers with respect to all claims by or against any of the Purchasers and the exercising of all of Sellers’, Asset Sellers’ and Sellers' Guarantors' rights under or in connection with this Agreement and the servicing of any notice or making any declaration to, and receiving any notice or declaration from any of the Purchasers. Vis-à-vis the Purchasers, Sellers’ Joint Representative shall exercise all rights of Sellers, Asset Sellers or Sellers' Guarantor under or in connection with this Agreement and serve notices to the Purchasers as Sellers’ Joint Representative, and Sellers, Asset Sellers and Sellers' Guarantor and shall procure that Sellers, Asset Sellers and Sellers' Guarantor make any claims, exercise any rights under or in connection with this Agreement or serve any notice to the Purchaser jointly and not severally by entitling Sellers’ Guarantor to exercise such rights as Sellers' Joint Representative.

20.6.2

Without affecting any liability or obligations of Purchasers under this Agreement in any way, Purchasers 1 and 3 hereby grant to Purchaser 2 an unconditional and unlimited power of attorney to co-ordinate their conduct under this Agreement and to act as Purchasers' joint representative (“Purchasers’ Joint Representative”), under release of the restrictions of Section 181 BGB (to the extent legally possible), in relation to Sellers, Asset Sellers and Sellers' Guarantor with respect to all claims by or against Sellers, Asset Sellers or Sellers' Guarantor and the exercising of all of Purchasers' rights under or in connection with this Agreement and the servicing of any notice or making any declaration to, and receiving any notice or declaration from Sellers, Asset Sellers or Sellers' Guarantor. Vis-à-vis Sellers, Asset Sellers or Sellers' Guarantor, Purchaser 2 shall exercise all rights of Purchasers under or in connection with this Agreement and serve notices to Sellers, Asset Sellers or Sellers' Guarantor as Purchasers' Joint Representative, and shall procure that Purchasers make any claims, exercise any rights under or in connection with this Agreement or serve any notice to Sellers, Asset Sellers and Sellers' Guarantor jointly and not severally by entitling Purchaser 2 to exercise such rights as Purchasers' Joint Representative.

20.7	Service Agents

20.7.1

Purchasers hereby appoint the law firm of Glade Michel Wirtz, Partnerschaft von Rechtsanwälten mbB, Düsseldorf, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Purchasers or arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to Sellers’ Joint Representative. Purchasers shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

20.7.2

Sellers, Asset Sellers and Sellers' Guarantor hereby appoint Dr. Nils Krause, Alter Wall 4, 20457 Hamburg, Germany as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Sellers, Asset Sellers or Sellers' Guarantor arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to Purchasers’ Joint Representative. Sellers, Asset Sellers and Sellers' Guarantor shall promptly after the date hereof and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

21.	LIABILITY AND INDIVIDUAL DEBTORS OF SELLERS, ASSET SELLERS AND PURCHASERS

21.1	Each Seller, each Asset Seller and each Purchaser can only be held liable as regards the obligations explicitly assumed and guarantees explicitly granted by the respective Party under this Agreement.

21.2

Unless explicitly stipulated otherwise in this Agreement, each Seller and Purchaser shall with regard to any obligations undertaken by the Sellers or Purchasers, respectively, in this Agreement only be liable as several debtor (als Teilschuldner) pro rata to the ratio of the respective purchase price received or payable, as the case may be, by the respective Seller or Purchaser and neither the Sellers nor the Purchasers, respectively, can be held liable as joint and several debtors (keine Gesamtschuld).

21.3

Each Asset Seller shall with regard to any obligations undertaken by the Asset Sellers in this Agreement only be liable as individual debtor (als Einzelschuldner) and the Asset Sellers cannot – to the extent legally possible – be held liable as joint and several debtors (keine Gesamtschuld) or several debtors (keine Teilschuld).

22.	COSTS

22.1	Costs

The costs for notarizing this Agreement shall be borne by the Purchasers.

22.2	Transfer Taxes

Any transfer Taxes, including but not limited to income tax, transfer taxes, capital gains tax, stamp duties, registration fees and similar domestic or foreign Taxes or charges resulting from the sale of the Shares and Sold Assets (other than VAT) and as may further result from the execution and consummation of this Agreement (“Transfer Taxes”) shall be borne by the respective Party owing the respective Transfer Tax as primary debtor in accordance with applicable laws.

For the avoidance of doubt, the PRC capital gains tax, stamp duty and other Taxes in relation to the sale of TSL Shares contemplated by this Agreement shall be borne by the respective Party owing the respective Transfer Tax as primary debtor in accordance with applicable PRC laws.

Promptly after the payment date of TSL Purchase Price payable at Closing, Credence shall file, appropriate Transfer Tax returns and pay over the Transfer Taxes to the competent PRC Taxing Authority in China in accordance with applicable PRC tax laws and regulations. Upon completion of the filing and payment of Transfer Taxes, Credence shall notify Purchaser 2 and provide Purchaser 2 with the Transfer Taxes payment receipts and other supporting documents to the extent reasonably required by Purchaser 2. The Purchaser 2 shall provide all necessary assistance to Credence and TSL for the abovementioned purposes.

The responsible Party shall indemnify and hold harmless the other Parties from all claims raised by any tax authorities with respect to the Transfer Tax liabilities, including liabilities arising from relevant tax filing, reporting and payment of Transfer Taxes.

22.3	Costs of Advisors

Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of this Agreement, including any professional fees, charges and expenses of its respective advisors.

23.	GOVERNING LAW; ARBITRATION

23.1	Governing Law

This Agreement and any non-contractual obligations in connection therewith shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, excluding its conflicts of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG), and, to the extent required for effecting the transfer of the TSL Shares, by applicable PRC law, and, to the extent required for effecting the transfer of the Sold Assets, by applicable Commonwealth of Massachusetts, United States law.

23.2	Arbitration

23.2.1

Any dispute or controversy arising out of or in relation to this Agreement including its existence, validity or termination (“Dispute”) shall be settled amicably by negotiation between the Parties within thirty (30) days from the date of written notice of either Party of the existence of such Dispute.

23.2.2

Failing such amicable settlement, all Disputes shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtbarkeit e.V. (DIS)) without recourse to the ordinary courts of law. Temporary relief (Einstweiliger Rechtsschutz) before the courts of the competent jurisdiction shall remain unaffected. If temporary relief is sought before the ordinary courts, the courts of Hamburg, Germany, shall have jurisdiction.

23.2.3

The place of arbitration is Hamburg, Germany. The arbitral tribunal consists of three arbitrators and the chairman shall be eligible for the office of a judge in Germany. The language of the arbitral proceedings is English. The arbitral tribunal shall also determine the costs of the arbitration proceeding, including reasonable attorney fees, and decide upon their allocation among the Parties.

23.2.4

The Parties undertake to keep confidential (i) all awards obtained in the arbitration, (ii) all material submitted or created for the purposes of the arbitration and (iii) all other documents produced by a Party, in each case of (i) to (iii) except and to the extent that information or documents are (x) already lawfully in the public domain, or (y) disclosure thereof may be required by a Party to comply with mandatory law or to protect or pursue a legal right or to enforce or challenge an award granted in legal proceedings before a court.

24.	FINAL PROVISIONS

24.1	Exhibits and Schedules

The Exhibits and Schedules to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits and Schedules as a whole.

24.2	Entire Agreement

This Agreement (including all Exhibits and Schedules hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto except as expressly provided otherwise herein. There are no side agreements to this Agreement.

24.3	Amendments to this Agreement

This Agreement or any of its provisions (including this clause 24.3) may be amended, waived or terminated only by written instrument (or any stricter form required by mandatory law) executed by all Parties and explicitly referring to this Agreement.

24.4	Assignment

Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties.

24.5	Interpretation

24.5.1

The table of contents and the descriptive headings and sub-headings of the clauses and subclauses and Appendices contained in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpreting or construing this Agreement.

24.5.2

The obligation of a Party to use best efforts to accomplish an objective shall be construed as an obligation to timely take all reasonable actions that a diligent party would be expected to take in its own interest in order to achieve such objective, and not as an absolute obligation to ensure that such objective is, in fact, accomplished.

24.5.3

Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

24.5.4

Any references made in this Agreement to any types of companies or equity participations, proceedings, government authorities or other bodies, rights, institutions, regulations or legal relationships under German law shall extend to any equivalent (funktionsgleich) legal terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. If there is no functionally equivalent legal term under the foreign law, then such legal term which most closely reflects the functionality of the legal term under German law shall be referenced into the Agreement.

24.5.5

Any reference made in this Agreement to any clauses, paragraphs, sentences, Exhibit and Schedule without further indication of a law or an agreement shall mean the clauses, paragraphs, sentences, Exhibits and Schedules of this Agreement.

24.5.6

This Agreement is executed in the English language, but has been prepared against a German commercial and legal background. If any term of this Agreement is open for interpretation, the intended German meaning shall prevail. Where a German term has been inserted in parenthesis or italics, this German term alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

24.6	Severability

Should any provision of this Agreement be or become, either in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any unintended gap that may be found to exist in this Agreement. It is the express intent of the Parties hereto that this clause 24.6 shall not merely result in a reversal of the burden of proof but that sec. 139 BGB is hereby contracted out in its entirety.

Read aloud, approved and signed as follows:

**********

All consents and approvals to this deed shall become effective for all Parties upon receipt by the acting notary.

**********

The acting notary presented to the individuals appearing the original of the acting notary´s notarial deed of 9 and 10 May 2021, Roll of Deeds No. H 1049/2021 hereinafter referred to as the "Reference Deed", containing exhibits and schedules which shall form part of this notarial deed. The individuals appearing herewith grant to the notary, his colleague notary and their official representatives any authorizations included for them in the Reference Deed.

The individuals appearing declared that they refer ("verweisen") (in the meaning of section 13a Notarization Act (“Beurkundungsgesetz”)) to the Reference Deed the contents of which they know and that they waive their rights having the Reference Deed read to them, having maps, drawings and illustrations reviewed and having the Reference Deed attached to this deed.

**********

Thereafter the individuals appearing approved this deed including its Exhibits and signed this deed with me, the notary, as follows:

**********

This deed was read to the individuals appearing, ratified by them and signed by them with me, the notary, as follows:

/s/ Janis Rentrop	/s/ Clemens Jargon

NOTARY:

Dr. Armin Hauschild

NOTAR IN DUSSELDORF

Exhibit 1.1

LIST OF DEFINITIONS

LIST OF DEFINITIONS

DEFINED TERM	MEANING
Accounting Principles

means the accounting principles (including accounting methods, practices and procedures) used by the Group Companies (i) in the preparation of the balance sheets of the Group Companies included in the respective Group Company Accounts or (ii) with respect to the Pro Forma Accounts, in each case applied consistently with the historical practices and procedures of the Group Companies.

Affiliate	as defined in recital D
Agreement	as defined in the caption
AMR	shall mean State Administration for Market Regulation of the PRC and its local counterparts
AMR Registration

shall mean the registration and filing by TSL reflecting the transfer of equity interests in TSL from Credence to Purchaser 2 (as evidenced by the issuance of the new business license confirming the shareholder of TSL being changed to Purchaser 2), the resignation of each of the existing legal representative, directors, general manager and supervisor of TSL from their respective positions and appointment of such persons as Purchaser 2 may designate as the legal representative, directors, general manager and supervisor of TSL, in each case with effect from the Closing Date or the date otherwise agreed by the Parties and the adoption of new articles of association of TSL.

Asset Seller	as defined in the caption
Asset Seller Guarantees	as defined in clause 11.1.1
Asset Sellers	as defined in the caption
Assigned Contracts	as defined in clause 2.4.1.2
ATG	as defined in recital A
ATG Profit Transfer	as defined in clause 5.2.1.3
ATG Purchase Price	as defined in clause 3.1.1
ATG Shares	as defined in recital D
ATG Subsidiaries	as defined in recital C
ATG Taiwan	as defined in recital C(ii)
Applicable Law	as defined in clause 10.12.1
Asset(s)	as defined in clause 11.16.1
BGB	as defined in clause 10.1.1
Breach of Guarantee	as defined in clause 12.1.1
Business	as defined in recital D
Business Day	shall mean all days on which banks in both San Diego, California (USA), Frankfurt am Main (Germany) and London (UK) provide their banking services
Business Employee	as defined in clause 15.4.1
Cohu Semi	as defined in the caption
Contamination	as defined in clause 10.9.5

Closing	as defined in clause 9.1
Closing Actions	as defined in clause 9.3
Closing Conditions	as defined in clause 8.1
Closing Cash	as defined in Exhibit 4.4
Closing Current Assets	as defined in Exhibit 4.4
Closing Current Liabilities	as defined in Exhibit 4.4
Closing Date	as defined in clause 9.1
Closing Date ATG Profit	as defined in clause 6.4
Closing Indebtedness	as defined in Exhibit 4.4
Closing Net Working Capital	as defined in Exhibit 4.4
Closing Meeting	as defined in clause 9.2
Closing Memorandum	as defined in clause 9.4.1
Consideration	as defined in clause 3.1
Consideration Cap	means 30% of the Consideration
Credence	as defined in the caption
Data Room	as defined in clause 10.23.4
Default Interest	as defined in clause 3.2.3
Disclosed Information	as defined in clause 12.2
Dispute	as defined in clause 23.2.1
Disputed Amounts	as defined in clause 4.7
PLTA	as defined in recital A
Due Diligence Investigation	as defined in clause 10.23.4
EC Tech	as defined in the caption
EC Tech Guarantees	as defined in clause 11.1.1
Encumbrance	as defined in clause 5.2.4.4
Environment	as defined in clause 10.9.6
Environmental Consent	as defined in clause 10.9.7
Environmental Law	as defined in clause 10.9.8
Environmental Matter	as defined in clause 10.9.9
Equity Transfer Agreement	as defined in clause 9.3.2.1
Estimated Adjustment Amount	as defined in clause 9.3.2.1
Excluded Liabilities	as defined in clause 2.4.4
Hazardous Material	as defined in clause 10.9.10
GAAP	shall mean Generally Accepted Accounting Principles
Group Companies	as defined in recital C
Group Companies Shares	as defined in clause 10.4.1
Group Company	as defined in recital C
Group Company Accounts	as defined in clause 10.5.1
Group Guarantees	as defined in clause 7
Guarantee Claim	as defined in clause 12.1.1
Guaranteed Obligations	as defined in clause 16.1
Guaranteed Seller Obligations	as defined in clause 17.1
Indemnifiable Taxes	as defined in clause 13.1.1
Insurance Policy	as defined in clause 12.6.1
Insured Claims	as defined in clause 12.6.1
Intellectual Property Rights	as defined in clause 10.20.1
IT Systems	as defined in clause 10.21.2
Leased Real Estate	as defined in clause 10.6.2
Longstop Date	shall mean six months after the Closing Date
Losses	as defined in clause 12.1.2
Lower Net Working Capital Threshold	means an amount equal to the Target Net Working Capital minus USD 283.560

Material Agreements	as defined in clause 10.13.1
Material Liability	as defined in clause 12.5.1
Notices	as defined in clause 20.1
OSS	as defined in clause 10.21.1.3
Own Real Estate	as defined in clause 10.6.1
Parties	as defined in the caption
Party	as defined in the caption
Pension Schemes	as defined in clause 10.15.1
Permits	as defined in clause 10.10
Post-Closing Statement	as defined in clause 4.4
PRC	as defined in recital B
Pre-Closing Statement	as defined in clause 4.1
Proprietary Software	as defined in clause 10.19.7
Purchaser	as defined in the caption
Purchasers	as defined in the caption
Purchaser 1	as defined in the caption
Purchaser 2	as defined in the caption
Purchaser 3	as defined in the caption
Purchaser 4	as defined in the caption
Purchaser Group	as defined in recital D
Purchaser Guarantees	as defined in clause 14.1
Purchaser’s Guarantor	as defined in the caption
Resolution Period	as defined in clause 4.6
Restricted Activity	as defined in clause 15.1
Review Period	as defined in clause 4.5
Selected Accounting Firm

means one of either PwC, Deloitte, KPMG or EY (in this order), or, if such firm is unable or unwilling to act in the capacity contemplated by clause 4.7, as applicable, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Parties.

Seller	as defined in the caption
Seller Estimated Closing Cash	as defined in clause 4.1
Seller Estimated Closing Indebtedness	as defined in clause 4.1
Seller Estimated Closing Net Working Capital	as defined in clause 4.1
Sellers	as defined in the caption
Sellers’ Accounts	as defined in clause 3.2.2
Sellers’ Group	as defined in recital D
Sellers’ Group Company	as defined in recital D
Sellers’ Guarantees	as defined in clause 10.1.1
Sellers’ Knowledge	as defined in clause 10.23.4
Senior Employee	as defined in clause 5.2.3.1
Shares	as defined in recital D
Signing Date	as defined in clause 2.4.1.1 5.1
Sold Assets	as defined in clause 2.4.1
Sold Inventory	as defined in recital F
Sold Inventory Purchase Price	as defined in clause 3.1.4
Sold IP	as defined in recital F
Sold IP Purchase Price	as defined in clause 3.1.3
Statement of Objections	as defined in clause 4.6
Target Companies	as defined in recital B
Target Net Working Capital	means an amount equal to USD 14.178.000
Tax	as defined in clause 10.18.4

Tax Asset	as defined in clause 13.2.1.2
Tax Authority	as defined in clause 10.18.5
Tax Benefit	as defined in clause 13.1.2.5
Tax Laws	as defined in clause 10.18.6
Tax Proceedings	as defined in clause 13.5.1
Tax Refund	as defined in clause 13.2.1.1
Tax Return	as defined in clause 10.18.7
Third Party Claim	as defined in clause 12.4.1
Third Party Software	as defined in clause 10.21.1.4
Time Limitation	as defined in clause 12.7.1
Total Share Purchase Price	as defined in clause 3.1.1
Transaction	as defined in recital D
Transferred Employee	as defined in clause 15.4.1
Transfer Taxes	as defined in clause 22.2
Transitional Services Agreement	as defined in clause 9.3.4.2
TSL	as defined in recital B
TSL Purchase Price	as defined in clause 3.1.1
TSL Shares	as defined in recital D
Upper Net Working Capital Threshold	means an amount of the Target Net Working Capital plus USD 283.560
VAT	as defined in clause 0
Xcerra	as defined in the caption
Xcerra Guarantees	as defined in clause 11.1.1